As filed with the U.S. Securities and Exchange Commission on December 21, 2022.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Summit Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	37-1979717
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2882 Sand Hill Road, Suite 106

Menlo Park, CA 94025

(617) 514-7149

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Duggan	Mahkam Zanganeh
Chairman and Chief Executive Officer	Co-Chief Executive Officer and President
Summit Therapeutics Inc.	Summit Therapeutics Inc.
2882 Sand Hill Road, Suite 106	2882 Sand Hill Road, Suite 106
Menlo Park, CA 94025	Menlo Park, CA 94025
(617) 514-7149	(617) 514-7149

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Adam Finerman, Esq.

Baker & Hostetler LLP

45 Rockefeller Plaza

New York, NY 10111

Tel: (212) 589-4233

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED DECEMBER [●], 2022

PROSPECTUS

SUMMIT THERAPEUTICS INC.

Subscription Rights to Purchase Up to 476,190,476 Shares of Common Stock at the Initial Price

Summit Therapeutics Inc. is distributing at no charge to the holders of our common stock, par value $0.01 per share, non-transferable subscription rights (each, a “Subscription Right”) to purchase up to 476,190,476 shares of common stock (the “Rights Offering”) at the Initial Price (as defined below) with an aggregate offering value of up to $500,000,000. The subscription price per share of common stock shall be equal to the lesser of (i) $1.05 (the “Initial Price”) and (ii) the volume weighted-average price of our common stock for the preceding five-day trading period through and including the Expiration Date (as defined below) (the “Alternate Price”), as provided herein. Each stockholder will receive one Subscription Right entitling the holder to purchase [●] shares of common stock at the Initial Price (the “Basic Subscription Right”), for each share of our common stock owned at 4:00 p.m., Eastern Time, on [●] (the “Record Date”). To the extent that the Alternate Price is lower than the Initial Price, we will sell additional shares of common stock in the Rights Offering, provided that we will not issue any fractional shares of common stock. The Initial Price or Alternate Price, as applicable, is sometimes referred to herein as the “Subscription Price”. If the Rights Offering is not fully subscribed and you fully exercise your Basic Subscription Right, you may also exercise your Subscription Rights to purchase additional shares of common stock at the Subscription Price that were not subscribed for by other Subscription Rights holders under the Rights Offering (the “Over-Subscription Right”), subject to the availability and pro rata allocation of shares among persons exercising this Over-Subscription Right. For a more detailed discussion, see “Rights Offering” beginning on page 40.

The purpose of this Rights Offering is to raise equity capital in a cost-effective manner that provides all of our existing stockholders the opportunity to participate. The net proceeds will be used for one or more of the following purposes: (i) the repayment to Robert W. Duggan, the Company’s Chief Executive Officer, Chairman of the Board, and beneficial owner of approximately 81.8% of the Company’s common stock and Dr. Maky Zanganeh, the Company’s co-Chief Executive Officer, President, member of the Board and beneficial owner of approximately 6.3% of the Company’s common stock, of certain unsecured promissory notes totaling $420 million issued pursuant to the Note Purchase Agreement and (ii) general corporate purposes, which includes funding the Company’s activities to support clinical development and regulatory approval for ivonescimab (also referred to herein as SMT112) and pursue business development opportunities to expand or enhance our pipeline of drug candidates. For a more detailed discussion, see “Use of Proceeds” beginning on page 35.

On December 5, 2022, we entered into a Collaboration and License Agreement (the “License Agreement”) with Akeso, Inc. and its affiliates (“Akeso”) and certain ancillary transaction documents as set forth in the License Agreement. The License Agreement is subject to customary closing conditions, including applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”). Pursuant to the terms of the License Agreement, we are obligated to make an upfront payment of $500 million, $300 million of which is payable within the later of 15 days after execution of the License Agreement or upon the earliest date on which the parties have actual knowledge that all applicable waiting periods under the HSR Act and any comparable extension periods with respect to the transactions contemplated by the License Agreement have expired or been terminated (the “Antitrust Clearance Date”) and $200 million of which is payable upon the later of 90 days after the execution of the License Agreement or the Antitrust Clearance Date. In connection with the first payment, Akeso may elect to receive up to 16 million shares of Company common stock in lieu of cash. For a more detailed discussion, see “Prospectus Summary” beginning on page 18.

On December 6, 2022, we entered into a Note Purchase Agreement (the “Note Purchase Agreement”) and promissory notes with Robert W. Duggan, the Company’s Chief Executive Officer, Chairman of the Board, and beneficial owner of approximately 81.8% of the Company’s common stock and Dr. Maky Zanganeh, the Company’s co-Chief Executive Officer, President, member of the Board and beneficial owner of approximately 6.3% of the Company’s common stock. Pursuant to the Note Purchase Agreement, the Company agreed to sell to Mr. Duggan and Dr. Zanganeh unsecured promissory notes in the aggregate amount of $520 million for the principal purpose of funding the Company’s initial payment obligations under the License Agreement. These unsecured promissory notes will be repaid, in part, with the proceeds of this Rights Offering. For a more detailed discussion, see “Prospectus Summary — Recent Developments” beginning on page 23.

The Subscription Rights will be distributed and exercisable beginning on the date of this prospectus. The Subscription Rights will expire and will have no value if they are not exercised prior to the expiration date of this Rights Offering, which is currently expected to be 5:00 p.m. Eastern Time, on [●] (the “Expiration Date”), unless we, in our sole discretion, extend the period for exercising the Subscription Rights. We will extend the duration of the Rights Offering as required by applicable law and may choose to extend the Rights Offering if we decide that changes in the market price of our common stock warrant an extension or if we decide that the degree of participation in this Rights Offering by holders of our common stock is less than the level we desire. You should carefully consider whether or not to exercise your Subscription Rights before the Expiration Date. We reserve the right to cancel the Rights Offering at any time before the expiration of the Rights Offering, for any reason.

Robert W. Duggan, our Executive Chairman, Chief Executive Officer, and the beneficial owner of approximately 81.8% of our common stock prior to this Rights Offering, and Dr. Mahkam Zanganeh, our co-Chief Executive Officer, President, a member of our Board of Directors, and the beneficial owner of approximately 6.3% of our common stock prior to this Rights Offering, have each indicated that they intend to participate in the Rights Offering and subscribe for at least the full amount of their Basic Subscription Rights, but have not made any formal binding commitment to participate.

There is no minimum number of shares of common stock that we must sell in order to complete the Rights Offering. If the Rights Offering is not fully subscribed and you fully exercise your Basic Subscription Right, you may also exercise your Over-Subscription Right, subject to the availability and pro rata allocation of shares among persons exercising this Over-Subscription Right. Stockholders who do not participate in the Rights Offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding after the Rights Offering to the extent that other stockholders participate in the Rights Offering. Rights that are not exercised by the Expiration Date will expire and have no value.

We are distributing the rights and offering the underlying securities directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the Rights Offering and no commissions, fees or discounts will be paid in connection with the Rights Offering. Broadridge Corporate Issuer Solutions, Inc. is acting as the subscription agent and information agent for the Rights Offering. While certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation.

If you want to participate in this Rights Offering and you are the record holder of your shares, we recommend that you submit your subscription documents to the Subscription Agent well before the deadline. If you want to participate in this Rights Offering and you hold shares through your broker, dealer, bank, or other nominee, you should promptly contact your broker, dealer, bank, or other nominee and submit your subscription documents in accordance with the instructions and within the time period provided by your broker, dealer, bank, or other nominee.

The Subscription Rights may not be sold or transferred except as required by operation of law and will not be listed for trading on NASDAQ or any other stock exchange or market. You are urged to obtain a current price quote for our common stock before exercising your Subscription Rights.

Our common stock is listed on the Nasdaq Global Market under the symbol “SMMT”. On [●], the last reported sales price of our common stock was $[●].

There is no minimum amount of proceeds necessary in order for us to close the Rights Offering.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 23 of this prospectus and page 41 of our Annual Report on Form 10-K for the year ended December 31, 2021, incorporated by reference herein as well as the other information contained in this prospectus and the documents incorporated by reference in this prospectus or in any accompanying prospectus supplement for a discussion of the factors you should carefully consider before making a decision to invest in our securities.

Our board of directors, or the Board, reserves the right to terminate the Rights Offering for any reason any time before the completion of the Rights Offering. If we terminate the Rights Offering, all subscription payments received will be returned as soon as practicable, without interest or penalty.

The Board is making no recommendations regarding your exercise of the Subscription Rights. You should carefully consider whether to exercise your Subscription Rights before the expiration date. You may not revoke or revise any exercises of Subscription Rights once made, unless we terminate the Rights Offering.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [●]

Table of Contents

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission (the “SEC”). Under this registration statement, we may distribute non-transferable subscription rights (the “Subscription Rights”) to purchase up to 476,190,476 of shares of our common stock (the “Rights Offering”).

You should read this prospectus, the documents incorporated by reference into this prospectus, and any prospectus supplement or free writing prospectus that we may authorize for use in connection with this Rights Offering in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus entitled “Incorporation of Certain Information by Reference” beginning on page 52 and “Where You Can Find More Information” beginning on page 54. These documents contain important information that you should consider when making your investment decision.

You should only rely on the information contained in, or incorporated by reference into, this prospectus, in any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide any information other than that contained in this prospectus, in any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where such offers and sales are permitted. The information in this prospectus, in any prospectus supplement or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise indicated, information contained in, or incorporated by reference into, this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, see “Risk Factors” beginning on page 23. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements” beginning on page 1.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Summit,” the “Company,” “we,” “us,” “our” and similar references refer to Summit Therapeutics Inc., a Delaware corporation, and its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” and elsewhere in this prospectus and the documents incorporated by reference herein, including in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and other documents incorporated by reference into this prospectus, constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among others, those factors referred to in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and Quarterly Reports on Form 10-Q filed thereafter, which are incorporated by reference herein.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and other risk factors contained in the documents incorporated by reference herein. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

The Rights Offering

Securities to be Offered:

We are distributing to you, at no charge, one non-transferable Subscription Right (each, a “Right”) to purchase [●] shares of our common stock at the Initial Price for every one share of our common stock that you owned as of 4:00 p.m., Eastern Time, on [●], either as a holder of record or, in the case of shares held of record by custodian banks, brokers, dealers or other nominees on your behalf, as a beneficial owner of such shares. Subscription Rights will be rounded down to the nearest whole number and, accordingly, no fractional Subscription Rights will be issued. To the extent that the Alternate Price (as defined below) is lower than the Initial Price, we will sell additional shares of common stock.

The shares of common stock sold in this Rights Offering will be issued only in book-entry form. The Subscription Rights will not be transferable and will not trade as a separate security on any trading market.

Subscription Price:

The subscription price per share of common stock will be the lesser of (i) $1.05 (the “Initial Price”) and (ii) the volume weighted-average price of the common stock for the preceding five consecutive trading days through and including the Expiration Date (as defined below) (the “Alternate Price”). The Initial Price or Alternate Price, as applicable, is sometimes referred to herein as the “Subscription Price”. Prior to the Expiration Date, subscribers must fund their subscriptions pursuant to both the Basic Subscription Right and Over-Subscription Right at the Initial Price. To be effective, any payment related to the exercise of a right must clear prior to the expiration of the Rights Offering.

Record Date:	[●] (the “Record Date”)
Basic Subscription Rights:

Each Subscription Right will entitle the holder to purchase [●] shares of common stock at the Initial Price (the “Basic Subscription Right”) which shall be paid in cash. To the extent that the Alternate Price is lower than the Initial Price, we will sell additional shares of common stock.

Over-Subscription Rights:

We do not expect that all of our stockholders will exercise all of their Basic Subscription Rights. If you fully exercise your Basic Subscription Right and other stockholders do not fully exercise their Basic Subscription Rights, you may also exercise your Subscription Rights to purchase at the Subscription Price common stock that were not subscribed for by other Subscription Rights holders under the Rights Offering (the “Over-Subscription Right”), subject to the availability and pro rata allocation of shares among persons exercising this Over-Subscription Right. If an insufficient number of shares of common stock are available to fully satisfy all proper Over-Subscription Right requests, the available shares of common stock issuable in this Rights Offering will be distributed proportionately among Subscription Rights holders who properly exercise their Over-Subscription Right based on the number of shares of common stock each Subscription Rights holder timely subscribed and paid for under the Basic Subscription Right. The proration process will be repeated until all shares of common stock have been allocated or all properly made Over-Subscription Right exercises have been fulfilled, whichever occurs earlier.

Expiration Date:	The Subscription Rights will expire at 5:00 PM Eastern Time, on [●] (the “Expiration Date”). We reserve the right to extend the Expiration Date in our sole discretion.

Excess Subscription Amount

If, on the Expiration Date, the Alternate Price is lower than the Initial Price, any excess subscription amounts paid by a subscriber (the “Excess Subscription Amount”) will be allocated towards the purchase of additional shares of common stock. For more information, see “Questions and Answers About the Rights Offering”.

Purchase Commitments

Robert W. Duggan, our Executive Chairman, Chief Executive Officer, and the beneficial owner of approximately 81.8% of our common stock prior to this Rights Offering, and Dr. Mahkam Zanganeh, our co-Chief Executive Officer, President, a member of our Board of Directors, and the beneficial owner of approximately 6.3% of our common stock prior to this Rights Offering, have each indicated that they intend to participate in the Rights Offering and subscribe for at least the full amount of their Basic Subscription Rights, but have not made any formal binding commitment to participate.

Procedure for Exercising Subscription Rights:

You may exercise your Subscription Rights by properly completing and executing your rights certificate and delivering it, together with the Subscription Price for each share of common stock for which you subscribe under the Basic Subscription Right and Over-Subscription Right, to the subscription agent, Broadridge Corporate Issuer Solutions, Inc., on or prior to the Expiration Date. If you use mail, we recommend that you use insured, registered mail, with return receipt requested.

How Subscription Rights Holders Can Exercise Rights Through Others

If you hold our common stock through a custodian bank, broker, dealer, or other nominee, we will ask your custodian bank, broker, dealer or other nominee to notify you of the Rights Offering. If you wish to exercise your Subscription Rights, you will need to have your custodian bank, broker, dealer or other nominee act for you. To indicate your decision, you should complete and return to your custodian bank, broker, dealer or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your custodian bank, broker, dealer or other nominee with the other Rights Offering materials. You should contact your custodian bank, broker, dealer or other nominee if you believe you are entitled to participate in the Rights Offering but you have not received this form.

How Foreign Stockholders and Other Stockholders Can Exercise Rights

The subscription agent will not mail rights certificates to you if you are a registered stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the Subscription Rights certificates for your account. To exercise your Subscription Rights, you must notify the subscription agent prior to 11:00 a.m., Eastern Time, at least three (3) business days prior to the Expiration Date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your Subscription Rights under applicable law. If you do not follow these procedures by such time, your Subscription Rights will expire and will have no value. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, you should follow the instructions you receive from it, as described above.

No Fractional Shares

We will not sell fractional shares of common stock but rather will round down the aggregate number of shares of common stock you are entitled to receive to the nearest whole number. For more information about how the number of shares of common stock is computed, see “Questions and Answers About the Rights Offering — What happens if the final Subscription Price is less than the Initial Price?”

Any Excess Subscription Amount resulting from the reduction of the Subscription Price from the Initial Price to the Alternate Price will be allocated towards the purchase of additional shares of common stock (either towards your Basic Subscription Right, if available, or towards the Over-Subscription Right if you have already exercised your Basic Subscription Right in full). The excess amount for any fractional shares will be returned to you as soon as practicable, in the form in which made. You will not receive interest or a deduction on any payments refunded to you under the Rights Offering.

Payment Adjustments

If you send a payment that is insufficient to purchase the number of shares of common stock requested, or if the number of shares of common stock requested is not specified in the rights certificate, the payment received will be applied to exercise your Subscription Rights to the extent of the payment. If the payment exceeds the amount necessary for the full exercise of your Subscription Rights, including any Over-Subscription Rights exercised and permitted and, on the Expiration Date, the Alternate Price is lower than the Initial Price, any Excess Subscription Amount will be allocated towards the purchase of additional shares of common stock (either towards your Basic Subscription Right, if available, or towards the Over-Subscription Right if you have already exercised your Basic Subscription Right in full). Otherwise, the excess will be returned to you as soon as practicable, in the form in which made. You will not receive interest or a deduction on any payments refunded to you under the Rights Offering.

Conditions	See “The Rights Offering — Conditions to the Rights Offering” beginning on page 42.
Delivery of Shares:

As soon as practicable after the expiration of the Rights Offering, the subscription agent will arrange for the issuance of the shares of common stock received pursuant to the Rights Offering. All shares that are purchased in the Rights Offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares. If you hold your shares in the name of a custodian bank, broker, dealer, or other nominee, the Depository Trust Company (DTC) will credit your account with your nominee with the securities you purchased in the Rights Offering.

Non-transferability of Subscription Rights:	The Subscription Rights may not be sold, transferred or assigned and will not be listed for trading on the Nasdaq Global Market or any other stock exchange or trading market.

No Recommendation to Subscription Rights Holders:

Although certain of our directors may be investing their own money in the Rights Offering, our board of directors is making no recommendation regarding your exercise of the Subscription Rights. You are urged to make your decision based on your own assessment of our business and the Rights Offering. An investment in shares of common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the section titled “Risk Factors” beginning on page 23 of this prospectus. Neither we nor our board of directors are making any recommendation regarding whether you should exercise your Subscription Rights.

No Revocation:

Once you submit the form of rights certificate to exercise any Subscription Rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your Subscription Rights unless you are certain that you wish to purchase shares of common stock in the Rights Offering.

Use of Proceeds:	Although we cannot determine what the actual net proceeds from the sale of common stock in the Rights Offering will be until the Rights Offering is completed, assuming all Subscription Rights are exercised, we estimate that the aggregate net proceeds from the Rights Offering, after deducting estimated offering expenses, will be approximately $499.5 million. We currently intend to use the net proceeds for one or more of the following purposes: (i) the repayment of certain unsecured promissory notes totaling $420 million issued pursuant to the Note Purchase Agreement (as defined in “Prospectus Summary — Other Material Agreements” beginning on page 21) and (ii) general corporate purposes, which includes funding the Company’s activities to support clinical development and regulatory approval for ivonescimab (also referred to herein as SMT112) and pursue business development opportunities to expand or enhance our pipeline of drug candidates. The Company expects to use the proceeds of the Note Purchase Agreement to support (1) payment of the upfront obligation totaling $500 million associated with the License Agreement (as defined in “Prospectus Summary — Collaboration and License Agreement” beginning on page 19) as described herein; (2) activities to support clinical development and regulatory approval for SMT112; (3) pursue business development opportunities to expand or enhance our pipeline of drug candidates; and (4) general corporate purposes. For a more detailed discussion, see “Use of Proceeds” beginning on page 35.

Material U.S. Federal Income Tax Consequences:

Although the authorities governing transactions such as this Rights Offering are complex and unclear in certain respects, we believe and intend to take the position that the distribution of Subscription Rights to you with respect to your shares of common stock generally should be treated, for U.S. federal income tax purposes, as a non-taxable distribution if you are a U.S. taxpayer. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences” beginning on page 48. You should consult your tax advisor as to the particular consequences to you of the Rights Offering.

Extension and Termination:

We have the option, exercisable in our sole discretion, to extend the Rights Offering and the period for exercising your Subscription Rights, although we do not presently intend to do so. The board of directors, in its sole discretion, reserves the right to amend or modify the terms of the Rights Offering. We also reserve the right to terminate the Rights Offering at any time prior to the Expiration Date for any reason, in which event all funds received in connection with the Rights Offering will be returned without interest or deduction to those persons who exercised their Subscription Rights.

Subscription Agent:	Broadridge Corporate Issuer Solutions, Inc.

Questions:

You should direct any questions or requests for assistance concerning the method of subscribing for shares of common stock or for additional copies of this prospectus the information agent, Broadridge Corporate Issuer Solutions, Inc., toll free at 1-855-793-5068, by e-mail at shareholder@broadridge.com, or by mail at:

Broadridge Corporate Issuer Solutions, Inc.

P.O. Box 1317

Attn: BCIS Re-Organization Dept.

Brentwood, NY 11717-0718

Market for Common Stock:

Our common stock is listed on the Nasdaq Global Market under the symbol “SMMT.” The shares of common stock to be issued in connection with the Rights Offering will also be listed on the Nasdaq Global Market under the same symbol. The Subscription Rights will not be listed for trading on the Nasdaq Global Market or any other stock exchange or market.

Fees and Expenses

We are not charging any fee or sales commission to issue Subscription Rights to you or to sell common stock to you if you exercise your Subscription Rights (other than the Subscription Price). If you exercise your Subscription Rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.

Risk Factors:

Before you exercise your Subscription Rights to purchase shares, you should be aware that there are risks associated with your investment, and you should carefully read and consider risks described herein, see “Risk Factors” beginning on page 23, together with all of the other information included and incorporated by reference in this prospectus.

No “Going Private” Transaction

The Rights Offering is not a transaction or series of transactions which has either a reasonable likelihood or a purpose of producing a “going private effect” as specified in Rule 13e-3 of the Exchange Act.

Important Dates to Remember:

Set forth below are certain important dates for this Rights Offering, which are generally subject to extension:

Record Date: [●]

Expiration Date: [●]

Deadline for Delivery of Subscription Rights Statements and Payment for Shares: [●]

Anticipated Delivery of Shares Purchased in Rights Offering: [●]

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the Rights Offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering. This prospectus and the documents incorporated by reference into this prospectus contain more detailed descriptions of the terms and conditions of the Rights Offering and provide additional information about us and our business, including potential risks related to the Rights Offering, the shares offered hereby, and our business. We urge you to read this entire prospectus and the documents incorporated by reference into this prospectus.

Q:	What is the Rights Offering?
A:	We are distributing to you, at no charge, one Right to purchase [●] shares of common stock at the Initial Price for every share of our common stock that you owned as of 4:00 p.m., Eastern Time, on [●], either as a holder of record or, in the case of shares held of record by custodian banks, brokers, dealers or other nominees on your behalf, as a beneficial owner of such shares.
Q:	Why are we conducting the Rights Offering?
A:	The purpose of this Rights Offering is to raise equity capital in a cost-effective manner that provides all of our existing stockholders the opportunity to participate. We currently intend to use the net proceeds for one or more of the following purposes: (i) the repayment of certain unsecured promissory notes totaling $420 million issued pursuant to the Note Purchase Agreement and (ii) general corporate purposes, which includes funding the Company’s activities to support clinical development and regulatory approval for SMT112 and pursue business development opportunities to expand or enhance our pipeline of drug candidates. For a more detailed discussion, see “Use of Proceeds” beginning on page 35.

Q:	Will fractional Subscription Rights be issued?
A:

No. As we will not sell fractional shares of common stock, and each Subscription Right represents the right to purchase [●] shares of common stock. Subscription Rights holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole number of shares of common stock a holder would otherwise be entitled to purchase. For example, if you owned 1,000 shares of our common stock on the Record Date, you would be granted Subscription Rights to purchase an aggregate of [●] shares of common stock (rounded down to the nearest whole share as described herein) at the Initial Price. If you are entitled to receive a fraction of a share, we will round down the number of shares to which you are entitled to purchase to the nearest whole number.

Any Excess Subscription Amount resulting from the reduction of the Subscription Price from the Initial Price to the Alternate Price will be allocated towards the purchase of additional shares of common stock (either towards your Basic Subscription Right, if available, or towards the Over-Subscription Right if you have already exercised your Basic Subscription Right in full). The excess amount for any fractional shares of common stock will be returned to you as soon as practicable, in the form in which made. You will not receive interest or a deduction on any payments refunded to you under the Rights Offering.

Q:	How was the Subscription Price determined?
A:	In determining the Subscription Price, a special committee of independent directors (the “Special Committee”), considered a number of factors, including: the likely cost of capital from other sources and general conditions of the securities markets, the price at which our stockholders might be willing to participate in the Rights Offering, our need for liquidity and capital, the average price for the 30-day period prior to the filing of the preliminary Proxy Statement (as defined below) on November 29, 2022, and the desire to provide an opportunity to our stockholders to participate in the Rights Offering on a pro rata basis. The Subscription Price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the common stock to be offered in the Rights Offering. You should not consider the Subscription Price as an indication of value of us or our common stock. The market price of our common stock may decline during or after the Rights Offering, including below the Subscription Price for the common stock. You should obtain a current quote for our common stock before exercising your Subscription Rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the Rights Offering.
Q:	Why did our board of directors elect to price the Rights Offering at the lesser of the Initial Price and the Alternate Price?
A:	The Special Committee elected to price the Rights Offering at the lesser of the Initial Price and the Alternate Price to attempt to protect stockholders from any decline in the price of the Company’s common stock, which may occur after the commencement of the Rights Offering and prior to the Expiration Date. While there is no guarantee that this mechanism will sufficiently protect stockholders that exercise their rights (see “Risk Factors” below), our board of directors and management wanted to encourage participation in the Rights Offering and strike what they believe to be a fair balance between the capital needs of the Company and the fair value of the common stock to be sold to the stockholders in this Rights Offering.
Q:	Because the final Subscription Price may not be determined until the Expiration Date, how much money should I send to the subscription agent if I want to exercise my Subscription Rights?
A:	For purposes of initially exercising your Subscription Rights, you should assume that the Subscription Price will equal the Initial Price of $1.05 per share. Accordingly, for each right that you would like to exercise, including any rights that you would like the opportunity to exercise pursuant to the Over-Subscription Right, you should send $1.05 per share, noting that each Subscription Right corresponds to [●] shares of common stock at the Initial Price. For assistance you may contact the information agent, Broadridge Corporate Issuer Solutions, Inc., toll free at 1-855-793-5068 or by e-mail at shareholder@broadridge.com.

Q:	What happens if the final Subscription Price is less than the Initial Price?
A:	If, on the Expiration Date, the Alternate Price is lower than the Initial Price, any Excess Subscription Amounts will be allocated towards the purchase of additional shares of common stock. When submitting your subscription, you should assume that the Subscription Price will equal the Initial Price of $1.05 per share. However, if the Alternate Price is lower than the Initial Price, the final Subscription Price will be the Alternate Price. For example, if you want to exercise your Subscription Rights to purchase 100 shares of common stock, you will promptly send payment to the subscription agent in the amount of $105. If the final Subscription Price per share remains at the Initial Price, you will receive 100 shares of common stock. If the Alternate Price was equal to $0.99 per share, the final Subscription Price will be the Alternate Price of $0.99 per share. In such case, you will receive 106 shares of common stock rather than 100, and, because we will not issue fractional shares of common stock, you will also receive a refund of $0.06. The excess amount of cash for any fractional shares of common stock will be returned to you as soon as practicable, in the form in which made. You will not receive interest or a deduction on any payments refunded to you under the Rights Offering. Detailed instructions to exercise your Subscription Rights, including regarding payment of the Subscription Price, are also included on your rights certificate. For assistance you may contact the information agent, Broadridge Corporate Issuer Solutions, Inc., toll free at 1-855-793-5068 or by e-mail at shareholder@broadridge.com.
Q:	What is the Basic Subscription Right?
A:	Each Right gives our stockholders the right to purchase [●] shares of common stock at the Initial Price, which shall be payable in cash and subject to the limits described below. To the extent that the Alternate Price is lower than the Initial Price, we will sell additional shares of common stock. We have granted to you, as a stockholder of record as of 4:00 p.m., Eastern Time on the Record Date, one Subscription Right for every one share of our common stock you owned at that time. For example, if you owned 100 shares of our common stock as of 4:00 p.m., Eastern Time on the Record Date, you would have received Subscription Rights to purchase [●] shares of common stock at the Initial Price, subject to certain limitations. You may exercise all or a portion of your Basic Subscription Rights or you may choose not to exercise any Rights at all. However, if you exercise fewer than all of your Basic Subscription Rights, you will not be entitled to purchase any additional shares of common stock pursuant to the Over-Subscription Right.
Q:	What is the Over-Subscription Right?
A:	We do not expect all of our stockholders to exercise all of their Basic Subscription Rights. The Over-Subscription Right provides stockholders that exercise all of their Basic Subscription Rights the opportunity to purchase shares of common stock that are not purchased by other stockholders. If you fully exercise your Basic Subscription Right, the Over-Subscription Right entitles you to subscribe for additional shares of common stock unclaimed by other holders of rights in this Rights Offering at the same Subscription Price per share. If an insufficient number of shares is available to fully satisfy all proper Over-Subscription Right requests, the available shares will be distributed proportionately among Subscription Rights holders who properly exercise their Over-Subscription Right based on the number of shares each Subscription Rights holder timely subscribed and paid for under the Basic Subscription Right. The proration process will be repeated until all shares of common stock have been allocated or all properly made Over-Subscription Right exercises have been fulfilled, whichever occurs earlier.

In order to properly exercise your Over-Subscription Right, you must deliver the subscription payment for exercise of your Over-Subscription Right before the expiration of the Rights Offering. Because we will not know the total number of unsubscribed shares of common stock before the expiration of the Rights Offering, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Right, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of common stock available, assuming that no stockholder other than you has purchased any shares of common stock pursuant to such stockholder’s Basic Subscription Right and Over-Subscription Right. Any excess subscription payments received by the subscription agent caused by proration will be returned by the subscription agent to you by mail, without interest or penalty, as soon as practicable after the Expiration Date of the Rights Offering. The subscription agent will return any excess payments in the form in which it was made. Any Excess Subscription Amount resulting from the reduction of the Subscription Price from the Initial Price to the Alternate Price will be allocated towards the purchase of additional shares of common stock (either towards your Basic Subscription Right, if available, or towards the Over-Subscription Right if you have already exercised your Basic Subscription Right in full). See “The Rights Offering — Subscription Rights — Over-Subscription Rights” beginning on page 40.

Q:	Who will receive Subscription Rights?
A:	Holders of our common stock will receive one Right for every one share of common stock owned as of [●], the Record Date.
Q:	How many shares of common stock may I purchase if I exercise my Subscription Rights?
A:	Each Right evidences a right to purchase [●] shares of common stock at the Initial Price, which shall be paid in cash. To the extent that the Alternate Price is lower than the Initial Price, we will sell additional shares of common stock. You may exercise any number of your Subscription Rights. You are urged to obtain a current price quote for our common stock before exercising your Subscription Rights.
Q:	Am I required to subscribe in the Rights Offering?
A:	No.
Q:	What happens if I choose not to exercise my Subscription Rights?
A:	If you choose not to exercise your Subscription Rights, you will retain your current number of shares of common stock of the Company. If other stockholders fully exercise their Subscription Rights or exercise a greater proportion of their Subscription Rights than you exercise, the percentage of our common stock owned by these other stockholders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted.
Q:	Am I required to exercise all of the Subscription Rights I receive in the Rights Offering?
A:	No. You may exercise any number of your Subscription Rights, or you may choose not to exercise any Subscription Rights. If you do not exercise any Subscription Rights, the number of shares of our common stock you own will not change; however, you will own a smaller proportional interest in us than if you had timely exercised all or a portion of your Subscription Rights. If you choose not to exercise your Subscription Rights or you exercise fewer than all of your Subscription Rights and other stockholders fully exercise their Subscription Rights or exercise a greater proportion of their Subscription Rights than you exercise, the percentage of our common stock owned by these other stockholders will increase relative to your ownership percentage, and your voting and other rights in us will likewise be diluted. In addition, if you do not exercise your Basic Subscription Right in full, you will not be entitled to participate in the Over-Subscription Right.
Q:	If I am a holder of stock options or warrants, may I participate in the Rights Offering?
A:	No. Holders of outstanding stock options or warrants on the Record Date will not be entitled to participate in the Rights Offering, except to the extent they hold shares of our common stock on the Record Date.
Q:	Will the equity awards of our employees, officers and directors automatically convert into common stock in connection with the Rights Offering?
A:	No, equity awards will not automatically convert into common stock. Holders of our equity awards, including outstanding stock options, will not receive rights in the Rights Offering in connection with such equity awards, but will receive Subscription Rights in connection with any shares of our common stock held as of the Record Date.

Q:	How soon must I act to exercise my Subscription Rights?
A:	If you received a rights certificate and elect to exercise any or all of your Subscription Rights, the subscription agent must receive your completed and signed rights certificate and payment (and your payment must clear) prior to the expiration of the Rights Offering, which is [●], at 5:00 p.m., Eastern Time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your nominee may establish a deadline prior to 5:00 p.m., Eastern Time, on [●] by which you must provide it with your instructions to exercise your Subscription Rights and payment for your common stock. Our board of directors may, in its discretion, extend the Rights Offering one or more times. Our board of directors may cancel or amend the Rights Offering at any time before its expiration. In the event that the Rights Offering is cancelled, all subscription payments received will be returned promptly, without interest or penalty.
Q:	Does Summit need to achieve a minimum participation level in order to complete the Rights Offering?
A:	No. We may choose to consummate, amend, extend or terminate the Rights Offering regardless of the number of shares of common stock actually subscribed for by stockholders.
Q:	Can Summit terminate the Rights Offering?
A:	Yes. Our board of directors may decide to terminate the Rights Offering at any time prior to the expiration of the Rights Offering, for any reason. If we cancel the Rights Offering, any money received from subscribing stockholders will be refunded as soon as practicable, without interest or a deduction on any payments refunded to you under the Rights Offering. See “The Rights Offering — Expiration of the Rights Offering and Extensions, Amendments and Termination” beginning on page 41.
Q:	May I transfer my Subscription Rights if I do not want to purchase any shares of common stock?
A:	No. Should you choose not to exercise your Subscription Rights, you may not sell, give away or otherwise transfer your Subscription Rights. However, rights will be transferable as required by operation of law, for example, upon the death of the recipient.
Q:	When will the Rights Offering expire?
A:	The Subscription Rights will expire and will have no value, if not exercised prior thereto, at 5:00 p.m., Eastern Time, on [●], unless we decide to extend the Expiration Date until some later time or terminate it earlier. See “The Rights Offering — Expiration of the Rights Offering and Extensions, Amendments and Termination” beginning on page 41. The subscription agent must actually receive all required documents and payments in cash, as provide herein, before the Expiration Date. There is no maximum duration for the Rights Offering.
Q:	Is there a guaranteed delivery period?
A:	No. There is no guaranteed delivery period in connection with this Rights Offering, so you must ensure that you properly complete all required steps prior to 5:00 p.m., Eastern Time, on [●], unless we decide to extend the Expiration Date until some later time or terminate it earlier.
Q:	How do I exercise my Subscription Rights if I own shares in certificate form?
A:	You may exercise your Subscription Rights by properly completing and executing your rights certificate and delivering it, together in full with the Subscription Price for each share of common stock you subscribe for, to the subscription agent on or prior to the Expiration Date. If you use mail, we recommend that you use insured, registered mail, return receipt requested.

If you send a payment that is insufficient to purchase the number of shares of common stock you requested, or if the number of shares of common stock you requested is not specified in the forms, the payment received will be applied to exercise your Subscription Rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares of common stock in the Rights Offering and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned promptly, without interest, following the expiration of the Rights Offering.

Q:	What form of payment is required to purchase shares of common stock?
A:	As described in the instructions accompanying the rights certificate, you must timely pay the full Subscription Price for the full number of shares of common stock you wish to acquire under your Subscription Rights at the Initial Price by delivering to Broadridge Corporate Issuer Solutions, Inc., the subscription agent for this Rights Offering, a certified check, money order, or wire transfer of funds, or as otherwise acceptable to the Company.

Please note that we will not accept payment by means of uncertified personal check, bank draft or cashier’s check.

Q:	What should I do if I want to participate in the Rights Offering but my shares are held in the name of my custodian bank, broker, dealer or other nominee?
A:	If you hold our common stock through a custodian bank, broker, dealer or other nominee, we will ask your custodian bank, broker, dealer or other nominee to notify you of the Rights Offering. If you wish to exercise your Subscription Rights, you will need to have your custodian bank, broker, dealer or other nominee act for you. To indicate your decision, you should complete and return to your custodian bank, broker, dealer or other nominee the form entitled “Beneficial Owner Election Form” substantially in the form accompanying this prospectus. You should receive this form from your custodian bank, broker, dealer or other nominee with the other Rights Offering materials. You should contact your custodian bank, broker, dealer or other nominee if you believe you are entitled to participate in the Rights Offering but you have not received this form.
Q:	What should I do if I want to participate in the Rights Offering, but I am a stockholder with a foreign address or a stockholder with an Army Post Office or Fleet Post Office address?
A:	The subscription agent will not mail rights certificates to you if you are a registered stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your Subscription Rights, you must notify the subscription agent prior to 11:00 a.m., Eastern Time, at least three (3) business days prior to the Expiration Date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your Subscription Rights under applicable law. If you do not follow these procedures by such time, your Subscription Rights will expire and will have no value. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, you should follow the instructions you receive from it, as described above.
Q:	Will I be charged a sales commission or a fee if I exercise my Subscription Rights?
A:	We will not charge a brokerage commission or a fee to Subscription Rights holders for exercising their Subscription Rights. However, if you exercise your Subscription Rights through a custodian bank, broker, dealer or nominee, you will be responsible for any fees charged by your custodian bank, broker, dealer or nominee.
Q:	Are there any conditions to my right to exercise my Subscription Rights?
A:	Yes. We may terminate the Rights Offering, in whole or in part, if at any time before completion of the Rights Offering: (i) there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the Rights Offering that in the sole judgment of our board of directors would or might make the Rights Offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the Rights Offering; (ii) the transactions contemplated by the License Agreement do not obtain requisite approvals under the HSR Act; or (iii) the stockholders do not approve the proposed amendment to the Company’s restated certificate of incorporation to increase the number of authorized shares of our common stock by 650,000,000 (from 350,000,000 to 1,000,000,000). See “The Rights Offering — Conditions to the Rights Offering” beginning on page 42.

Q:	Has the board of directors made a recommendation regarding the Rights Offering?
A:	Neither the Company, nor our board of directors is making any recommendation as to whether or not you should exercise your Subscription Rights. You are urged to make your decision based on your own assessment of the Rights Offering, after considering all of the information herein, including the “Risk Factors” beginning on page 23 of this prospectus, and of your best interests.

Q:	Have any directors, officers, and/or stockholders agreed to exercise their rights?
A:	All holders of our common stock as of the Record Date for the Rights Offering will receive, at no charge, the non-transferable Subscription Rights to purchase shares of common stock as described in this prospectus. To the extent that our directors and officers held shares of our common stock (including shares of restricted common stock) as of the Record Date, they will receive the Subscription Rights and, while they are under no obligation to do so, will be entitled to participate in the Rights Offering.

Robert W. Duggan, our Executive Chairman, Chief Executive Officer, and the beneficial owner of approximately 81.8% of our outstanding common stock prior to this Rights Offering, and Dr. Mahkam Zanganeh, our co-Chief Executive Officer, President, a member of our Board of Directors, and the beneficial owner of approximately 6.3% of our issued and outstanding common stock prior to this Rights Offering, have each indicated that they intend to participate in the Rights Offering and subscribe for at least the full amount of their Basic Subscription Rights, but have not made any formal binding commitment to participate.

Q:	May stockholders in all states participate in the Rights Offering?
A:	Although we intend to distribute the rights to all stockholders, we reserve the right in some states to require stockholders, if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the securities for investment purposes only, and that they have no present intention to resell or transfer any securities acquired. Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.
Q:	Are there risks in exercising my Subscription Rights?
A:	The exercise of your Subscription Rights involves significant risks. Exercising your Subscription Rights means buying our common stock, and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 23.
Q:	How many shares of our common stock will be outstanding after the Rights Offering?
A:	The number of shares of our common stock that will be outstanding after the Rights Offering will depend on the number of shares of common stock that are purchased in the Rights Offering. Assuming no additional shares of common stock are issued by us prior to consummation of the Rights Offering and assuming all offered shares of common stock are sold in the Rights Offering at the Initial Price, we will issue approximately 476,190,476 shares of common stock. In that case, we will have approximately 687,231,942 shares of common stock outstanding after the Rights Offering. This would represent an increase of approximately 226% in the number of outstanding shares of common stock. To the extent that the Alternate Price is lower than the Initial Price, we will sell additional shares of common stock and the number of shares of common stock outstanding after the Rights Offering will accordingly be higher. However, we will not issue shares in excess of the total amount authorized by our Board of Directors.

The issuance of shares of our common stock in the Rights Offering will dilute, and thereby reduce, your proportionate ownership in our shares of common stock, unless you fully exercise your Basic Subscription Rights. In addition, the issuance of our common stock at a Subscription Price that is less than the market price as of the Record Date for the Rights Offering will likely reduce the price per share of our common stock held by you prior to the Rights Offering.

Q:	What will be the proceeds of the Rights Offering?
A:	If all rights are exercised, we will receive gross proceeds of approximately $500 million before expenses, as provided herein. We are offering shares of common stock in the Rights Offering with no minimum purchase requirement. As a result, there is no assurance we will be able to sell all or any of the shares of common stock being offered, and it is not likely that all of our stockholders will participate in the Rights Offering.
Q:	After I exercise my Subscription Rights, can I change my mind and cancel my purchase?
A:	No. Once you exercise and send in your Subscription Rights certificate and subscription payment, as provided herein, you cannot revoke the exercise of your Subscription Rights, even if you later learn information about the Company that you consider to be unfavorable. You should not exercise your Subscription Rights unless you are certain that you wish to purchase shares of common stock at the Initial Price. See “The Rights Offering — No Revocation or Change” beginning on page 45.
Q:	What are the material U.S. Federal income tax consequences of exercising my Subscription Rights?
A:	Although the authorities governing transactions such as this Rights Offering are complex and unclear in certain respects, we believe and intend to take the position that the distribution of Subscription Rights to a holder with respect to such holder’s shares of common stock generally should be treated, for U.S. federal income tax purposes, as a non-taxable distribution. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences” beginning on page 48. You should consult your tax advisor as to the particular consequences to you of the Rights Offering.
Q:	If the Rights Offering is not completed, for any reason, will my subscription payment be refunded to me?
A:	Yes. The subscription agent will hold all funds it receives in a segregated bank account until the Rights Offering is completed. If the Rights Offering is not completed, for any reason, any money received from subscribing stockholders will be refunded in the form which paid as soon as practicable, without interest or deduction. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, it may take longer for you to receive the refund of your subscription payment than if you were a record holder of your shares because the subscription agent will return payments through the record holder of your shares.
Q:	Will I receive interest on any funds I deposit with the subscription agent?
A:	No. You will not be entitled to any interest on any funds that are deposited with the subscription agent pending completion or cancellation of the Rights Offering. If the Rights Offering is cancelled for any reason, the subscription agent will return this money to subscribers, without interest or penalty, as soon as practicable.
Q:	If I exercise my Subscription Rights, when will I receive my shares of common stock that I purchased in the Rights Offering?
A:	We will issue the shares of common stock purchased in the Rights Offering to you in book-entry, or uncertificated, form of our common stock purchased in the Rights Offering as soon as practicable after the expiration of the Rights Offering and after all pro rata allocations and adjustments have been completed. We will not be able to calculate the number of shares to be issued to each exercising holder until after the Expiration Date of the Rights Offering.

Q:	When can I sell the shares of common stock I receive in the Rights Offering?
A:	If you exercise your Subscription Rights and receive common stock, you will be able to resell the shares of common stock once your account has been credited with those shares, provided you are not otherwise restricted from selling the shares (for example, because you are an insider or affiliate of the Company or because you possess material nonpublic information about the Company). Although we will endeavor to issue the shares as soon as practicable after completion of the Rights Offering, there may be a delay between the Expiration Date of the Rights Offering and the time that the shares are issued due to factors such as the time required to complete all necessary calculations. In addition, following the exercise of your Subscription Rights, you may not be able to sell the shares purchased in the Rights Offering at a price equal to or greater than the Subscription Price.
Q:	To whom should I send my forms and payment?
A:	If your shares are held in the name of a custodian bank, broker, dealer or other nominee, the nominee will notify you of the Rights Offering and provide you with the Rights Offering materials, including a form entitled “Beneficial Owners Election Form.” You should send the Beneficial Owner Election Form and payment, as provided therein, to the nominee, at the deadline that your nominee sets which may be earlier than the expiration of the Rights Offering. You should contact your custodian bank, broker, dealer or other nominee if you believe you are entitled to participate in the Rights Offering but you have not received this form.

If your shares are held in your name such that you are the record holder, then you should send your subscription documents, rights certificate and subscription payment, as provided herein, by first class mail or courier service to Broadridge Corporate Issuer Solutions, Inc., the subscription agent. The address for delivery to the subscription agent is as follows:

By Mail: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	By Overnight Delivery: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

Your delivery to a different address or other than by the methods set forth above will not constitute valid delivery. You, or, if applicable, your nominee, are solely responsible for ensuring the subscription agent receives your subscription documents, rights certificate, and subscription payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the Rights Offering period.

Q:	Will this Rights Offering result in the Company “going private” for purposes of Rule 13e-3 of the Exchange Act?
A:	No. The Rights Offering is not a transaction or series of transactions which has either a reasonable likelihood or a purpose or producing a “going private effect” as specified in Rule 13e-3 of the Exchange Act. Given the structure of the Rights Offering, as described in this prospectus, the Company will continue to be registered pursuant to Section 12 of the Exchange Act and intends to remain listed on the Nasdaq Global Market following completion of the Rights Offering.

Q:	What if I have other questions?
A:	If you have other questions about the Rights Offering, please contact our information agent, Broadridge Corporate Issuer Solutions, Inc., toll free at 1-855-793-5068, by e-mail at shareholder@broadridge.com, or by mail at:

Broadridge Corporate Issuer Solutions, Inc.
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0718

PROSPECTUS SUMMARY

This summary highlights certain information about us, this Rights Offering and selected information contained in the prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of the Company and this Rights Offering, we encourage you to read and consider the more detailed information included or incorporated by reference in this prospectus, including risk factors, see “Risk Factors” beginning on page 23, and our most recent consolidated financial statements and related notes. As described below, on December 5, 2022, we entered into the License Agreement (as defined below), pursuant to which we will partner with Akeso (as defined below) to in-license its breakthrough bispecific antibody, ivonescimab, known as AK112 in China and Australia, and also as SMT112 in the United States, Canada, Europe, and Japan. The License Agreement is subject to customary closing conditions, including applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Our discussion of our product pipeline and operations with respect to ivonescimab, and rights and obligations under the License Agreement, assumes the closing of the License Agreement.

Overview

We are a biopharmaceutical company focused on the discovery, development, and commercialization of patient-, physician-, caregiver- and societal-friendly medicinal therapies intended to improve quality of life, increase potential duration of life, and resolve serious unmet medical needs. Our pipeline of product candidates is designed with the goal to become the patient-friendly, new-era standard-of-care medicines.

On September 28, 2022, we determined that we would seek partners or a divestiture of ridinilazole, our lead product candidate for treating patients suffering from Clostridioides difficile infection, also known as C. difficile infection, or CDI, as the path forward for the clinical development of the asset. As a result of this determination, we discontinued our only active study for ridinilazole, a pediatric clinical trial evaluating ridinilazole for treating adolescent patients with CDI. We are currently involved in activities related to closeout of ridinilazole clinical trials.

Our second product candidate, SMT-738, is being developed for combating multidrug resistant infections, specifically carbapenem-resistant Enterobacteriaceae (“CRE”) infections. SMT-738 is the first of a novel class of precision antibiotics that has entered into preclinical development. SMT-738 is currently undergoing IND-enabling activities. We remain open to, and have recently held, potential partnership discussions for the ongoing development of SMT-738.

We have two additional discovery-phase targets in our pipeline with undisclosed targets in the therapeutic area of oncology.

On December 5, 2022, we entered into a Collaboration and License Agreement (the “License Agreement”) with Akeso, Inc. and its affiliates (“Akeso”) pursuant to which we are partnering with Akeso to in-license its breakthrough bispecific antibody, ivonescimab. Ivonescimab, known as AK112 in China and Australia, and also as SMT112 in the United States, Canada, Europe, and Japan, is a novel, potential first-in-class bispecific antibody intending to combine the power of immunotherapy via a blockade of PD-1 with the anti-angiogenesis benefits of an anti-VEGF into a single molecule. Ivonescimab was engineered to bring two well established oncology targeted mechanisms together. Through the License Agreement, we obtained the rights to develop and commercialize SMT112 in the United States, Canada, Europe, and Japan. The License Agreement is subject to customary closing conditions, including applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”).

The entry into the License Agreement and potential partnership or divestiture of ridinilazole represents a material shift in the Company’s strategy. All prior development and marketing activities relating to ridinilazole are being terminated and our future operations will be heavily dependent on the License Agreement and other future activities as the Company determines. The success of this transaction will depend, in part, on the clinical success of ivonescimab as well as the success of our collaboration with Akeso. This transaction may not result in the realization of the full benefit of any anticipated growth opportunities or these benefits may not be realized within the expected time frames. We will also require significant additional financing to fund the clinical development plan and certain payments contemplated by the License Agreement that could result in an increase in the number of our outstanding shares or the aggregate amount of our debt. If we are unable to raise capital to fund these additional payments, it may cause a material adverse effect on our business.

We have devoted substantially all of our efforts to research and development, including clinical trials. We have not completed the development of any drugs. We expect to continue to incur significant expenses and increasing operating losses for at least the next few years. The net losses we incur may fluctuate significantly from quarter to quarter and year to year, due to the nature and timing of our research and development activities. We expect that our research and development and general and administrative expenses will continue to be significant in connection with our ongoing research and development efforts.

Collaboration and License Agreement

Our License Agreement with Akeso, as referred to above, calls for Summit to receive the rights to develop and commercialize ivonescimab in the United States, Canada, Europe, and Japan (the “Licensed Territory”). Akeso will retain development and commercialization rights for the rest of the regions including China. In exchange for these rights, Summit will make an upfront payment of $500 million, $300 million of which is payable within the later of 15 days after execution of the License Agreement or upon the earliest date on which the parties have actual knowledge that all applicable waiting periods under the HSR Act and any comparable extension periods with respect to the transactions contemplated by the License Agreement have expired or been terminated (the “Antitrust Clearance Date”) and $200 million of which is payable within the later of 90 days after execution of the License Agreement or the Antitrust Clearance Date. In connection with the first payment, up to 16 million shares of Company common stock may be issued in lieu of cash at Akeso’s election (the “Share Transfer”), with the value of such shares based on the ten (10) day volume-weighted average price for the five-trading day period prior to and the five-trading day period after the execution of the License Agreement. The total of the upfront payment and potential milestone payments is $5.0 billion, as Akeso will be eligible to receive regulatory milestones of up to $1.05 billion and commercial milestones of up to $3.45 billion. In addition, Akeso will be eligible to receive low double-digit royalties on net sales. Summit has agreed and has transferred $300 million into an escrow account, to be released to Akeso, less the value of the Share Transfer (if Akeso makes such election), upon the occurrence of the Antitrust Clearance Date, with any remainder to be returned to Summit. In connection with the License Agreement, the Company has also agreed to enter into a Supply Agreement with Akeso, pursuant to which Summit agreed to purchase a certain portion of drug substance for clinical and commercial supply (the “Supply Agreement”).

Pursuant to the terms of the License Agreement, Summit will have final decision-making authority with respect to commercial strategy, pricing and reimbursement and other commercialization matters in the Licensed Territory. Summit is not assuming any liabilities (including contingent liabilities), acquiring any physical assets or trade names, or hiring or acquiring any employees from Akeso in connection with the License Agreement. Akeso has incurred research and development expenses relating to ivonescimab, including expenses for pre-clinical studies, as well as safety and efficacy clinical trials in non-licensed territories.

Our Strategy

Our goal is to become a fully integrated biopharmaceutical company focused on the discovery, development, and commercialization of our pipeline product portfolio in the therapeutic area of oncology and/or new era products that work in harmony with the human gut microbiome, including innovative therapeutics for the treatment of certain cancers and infectious diseases.

Product Pipeline

ONCOLOGY
CANDIDATES
DISCOVERY
PRECLINICAL
PHASE I / II
PHASE III
REG SUBMISSION
APPROVED
Ivonescimab (SMT112)
NSCLC
First indication
Summit Research
In-house
Oncology
Target not disclosed
Small molecule
Oncology
Target not disclosed
Small molecule

ANTI-INFECTIVES
CANDIDATES
DISCOVERY
PRECLINICAL
PHASE I / II
PHASE III
REG SUBMISSION
APPROVED
SMT-738
Carbapenem-resistant
Enterobactericeae (CRE)
Infections

Ivonescimab

Ivonescimab is believed to be the PD-1 / VEGF bispecific antibody that is most advanced in the clinic. Ivonescimab has received Breakthrough Therapy Designation status in China from the NMPA for three indications: combination therapy with chemotherapy for NSCLC patients who have failed a previous EGFR-TKI, combination therapy with chemotherapy for NSCLC patients who have failed to respond to a prior PD-(L)1 therapy, and monotherapy as first-line treatment for locally advanced or metastatic NSCLC patients with positive PD-L1 expression. Ivonescimab is currently being developed in China and Australia in multiple solid tumors, including a Phase III clinical trial in patients with NSCLC that is positive for an epidermal growth factor receptor (EGFR) mutation whose disease has progressed after treatment with an EGFR tyrosine-kinase inhibitor (TKI). As presented at ASCO 2022, ivonescimab treatment was associated with an overall response rate (ORR) in a Phase II study in patients with non-small cell lung cancer (NSCLC) who have failed EGFR-TKI’s of 68.4% and a median Progression-Free Survival (mPFS) time period of 8.2 months when combined with combination chemotherapy (pemetrexed and carboplatin) as compared to historical mPFS of 4.3 months in patients treated with combination chemotherapy (pemetrexed and platinum-based chemotherapy) alone, the current standard of care. In a separate cohort, ivonescimab combined with docetaxel in patients who have failed PD-(L)1 and chemotherapies demonstrated a mPFS of 6.6 months as compared to a historical mPFS of 4.5 months with docetaxel alone, a current standard of care regimen for these patients. The study, which similarly had patients receiving ivonescimab plus chemotherapy as their first line therapy for metastatic disease, was considered to have demonstrated a tolerable safety profile and a low discontinuation rate for adverse events.

Summit has clinical development and commercialization rights for SMT112 in its Licensed Territory (United States, Canada, Europe, and Japan). Summit plans to design and conduct the clinical trial activities for SMT112 in its Licensed Territory, to support and submit relevant regulatory filings. Summit is initiating development activities for ivonescimab and will do so first in NSCLC indications. Summit plans to start treating patients in clinical studies by the second quarter of 2023.

Enterobacteriaceae Program

We continue to advance our highly innovative program targeting infections caused by Enterobacteriaceae. We have used our Discuva Platform to identify our DDS-04 series, a novel chemotype active against a clinically unexploited bacterial target that has the potential to treat Enterobacteriaceae infections. Enterobacteriaceae are a family of bacteria responsible for serious infections across a number of conditions including bloodstream infections, urinary tract infections (“UTI”) and hospital-acquired pneumonias. Multi-drug resistant (“MDR”) Enterobacteriaceae are resistant to treatment by most or occasionally all existing antibiotics. The most difficult to treat among them are the Extended Spectrum Beta-Lactamase (“ESBL”)-producing and the Carbapenem-resistant CRE. According to the Center for Disease Control and Prevention (“CDC”), ESBL-producing and CRE Enterobacteriaceae have collectively caused an estimated 197,400 infections and 9,100 deaths in hospitalized patients in the United States in 2019. Our DDS-04 series continues to build on highly promising preclinical in vivo efficacy data with an immediate focus on a new antibiotic agent for the treatment of complicated urinary tract infections, pneumonia and the associated bacteremia.

Our lead preclinical candidate for the Enterobacteriaceae program from the DDS-04 series is SMT026738 (formerly “DIS-0104145” and referred to as “SMT-738”). SMT-738 is a novel small molecule inhibitor of the essential bacterial lipoprotein transport system (LolCDE) in Gram-negative bacteria, which displays a narrow spectrum of activity towards Enterobacteriaceae. SMT-738 has demonstrated potent in vitro activity against global MDR isolates of E. coli and K. pneumoniae, including the clinically challenging NDM-carrying CRE isolates where many currently available treatment options have succumbed to clinical resistance including colistin, an antibiotic of last resort. Most importantly, SMT-738 has also shown robust in vivo efficacy in relevant murine models of UTI, pneumonia and sepsis. A preliminary rodent toxicity study has been concluded and the data supports the continued clinical development of SMT-738. SMT-738 has the potential to become a first in class antibiotic to treat life-threatening infections. We retain worldwide clinical development and commercial rights to SMT-738 and plan to continue to perform IND-enabling activities. We remain open to, and have recently held, potential partnership discussions for development of SMT-738.

Discuva Platform

In December 2017, we expanded our activities in the field of infectious diseases with the acquisition of Discuva Limited, a privately held United Kingdom-based company. Through this acquisition, we obtained a bacterial genetics platform and a suite of software-based technologies (collectively termed our “Discuva Platform”), which facilitate the discovery and development of new mechanism antibiotics. Our Discuva Platform can be used to identify new bacterial targets for drug discovery, understand the mechanism of action of small molecules targeting varying types of bacteria and select the most optimal preclinical candidates, including those with the least propensity to develop bacterial resistance.

Other Material Agreements

On December 6, 2022, we entered into a Note Purchase Agreement (the “Note Purchase Agreement”) and promissory notes with Robert W. Duggan, the Company’s Chief Executive Officer, Chairman of the Board, and beneficial owner of approximately 81.8% of the Company’s common stock and Dr. Maky Zanganeh, the Company’s co-Chief Executive Officer, President, member of the Board and beneficial owner of approximately 6.3% of the Company’s common stock. Pursuant to the Note Purchase Agreement, the Company agreed to sell to Mr. Duggan and Dr. Zanganeh unsecured promissory notes in the aggregate amount of $520 million.

Pursuant to the Note Purchase Agreement, the Company has issued to Mr. Duggan and Dr. Zanganeh unsecured promissory notes in the amount of $400 million and $20 million, respectively (the “February Notes”), which will mature and become due on February 15, 2023 (the “February Maturity Date”) and an unsecured promissory note to Mr. Duggan in the amount of $100 million (the “September Note” and together with the February Notes, the “Notes”), which will mature and become due on September 15, 2023 (the “September Maturity Date” and together with the February Maturity Date, the “Maturity Dates”). The Maturity Dates may be extended one or more times at the Company’s election, but in no event to a date later than September 6, 2024. The Notes accrue interest at an initial rate of 7.5%. All interest on the Notes shall be paid on the date of signing for the period through the February Maturity Date. Such prepaid interest shall be paid in a number of shares of the Company’s common stock, par value $0.01 equal to the dollar amount of such prepaid interest, divided by $0.7913 (the consolidated closing bid price immediately preceding the time the Company entered into the Note Purchase Agreement, plus $0.01), which is 9,720,291 shares. If the Company exercises its right to extend the term of the February Notes, for all periods following the February Maturity Date and, with respect to the September Note following the February Maturity Date, interest shall accrue on the outstanding balance of such extended Notes at the US prime interest rate plus 50 basis points, as adjusted monthly, for three months immediately following the Maturity Date, and thereafter at the US prime rate plus 300 basis points, as adjusted monthly, in each case payable in cash quarterly in arrears. In addition, if the Company shall consummate a public offering, then upon the later to occur of (i) five business days after the Company receives the net cash proceeds therefrom or (ii) May 15, 2023, the February Notes shall be prepaid by an amount equal to the lesser of (a) 100% of the amount of the net proceeds of such offering and (b) the outstanding principal amount on such Notes.

The Company may prepay any portion of the Notes at its option without penalty. It is anticipated that the February Notes will be repaid in connection with the consummation of this Rights Offering. The Notes were issued to Mr. Duggan and Dr. Zanganeh, as applicable, in a private placement in reliance on Regulation D promulgated under the Securities Act of 1933, as amended. The Notes have not been registered under the Securities and Exchange Act of 1933, as amended, and may not be offered or sold absent registration or an applicable exemption from registration requirements.

Liquidity

As of the date of this filing, the Company has received $520 million from the Note Purchase Agreement as discussed above and remitted $300 million into an escrow account to be released to Akeso, less the value of the Share Transfer (if Akeso makes such election), upon the occurrence of the Antitrust Clearance Date, with any remainder to be returned to Summit. The Company expects to use the proceeds of the Note Purchase Agreement to support (i) payment of the upfront obligation totaling $500 million associated with the License Agreement as described above, (ii) activities to support clinical development and regulatory approval for SMT112; (iii) pursue business development opportunities to expand or enhance our pipeline of drug candidates; and (iv) general corporate purposes.

The purpose of this Rights Offering is to raise equity capital in a cost-effective manner that provides all of our existing stockholders the opportunity to participate. The net proceeds will be used for one or more of the following purposes: (i) the repayment of certain unsecured promissory notes totaling $420 million issued pursuant to the Note Purchase Agreement and (ii) general corporate purposes, which includes funding the Company’s activities to support clinical development and regulatory approval for SMT112 and pursue business development opportunities to expand or enhance our pipeline of drug candidates.

We believe that our existing cash, cash equivalents and U.K. research and development tax credits, together with the net proceeds from this Rights Offering after the repayment of certain unsecured promissory notes totaling $420 million issued pursuant to the Note Purchase Agreement, will be sufficient to fund our operations and initially planned clinical trials for ivonescimab into the second half of 2024. If the Company is unable to successfully complete this Rights Offering, or if the net proceeds are significantly less than expected, the Company would need to exercise its right to extend the maturity dates of the February Notes and September Note until it is able to raise sufficient capital to repay the Notes, but in no event later than September 6, 2024 (the final maturity date). By extending the Notes to the final maturing date, the Company’s cash, cash equivalents and U.K. research and development tax credits would be sufficient to fund our operations into the second half of 2024.

The Company expects to continue generating operating losses for the foreseeable future. Until the Company can generate substantial revenue and achieve profitability, the Company will need to raise additional capital to fund its ongoing operations and capital needs. The Company continues to evaluate options to further finance its operating cash needs for its product candidates through a combination of some, or all, of the following: equity and debt offerings, collaborations, strategic alliances, grants and clinical trial support from government entities, philanthropic, non-government and not-for-profit organizations and patient advocacy groups, and marketing, distribution or licensing arrangements. While the Company believes that funds would be available in this manner before mid-2024, there is no assurance, however, that additional financing will be available when needed or that management of the Company will be able to obtain financing on terms acceptable to the Company. If the Company is unable to obtain funding when required in the future, the Company could be required to delay, reduce, or eliminate research and development programs, product portfolio expansion, or future commercialization efforts, which could adversely affect its business prospects.

Corporate Information

Summit Therapeutics Inc. was incorporated in Delaware on July 17, 2020. Our principal executive office is located at 2882 Sand Hill Road, Suite 106, Menlo Park, California and our phone number is (617) 514-7149. Our website is https://www.summittxinc.com. Information contained on or accessible through our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

Recent Developments

In addition to the recent developments included in this Prospectus Summary, on December 13, 2022 we filed a definitive proxy statement (the “Proxy Statement”) seeking stockholder approval of two proposals: (i) to approve an amendment to our restated certificate of incorporation to increase the number of authorized shares of our common stock by 650,000,000 (from 350,000,000 to 1,000,000,000); and (ii) to approve an amendment to our restated certificate of incorporation to effect a reverse stock split of all of the outstanding shares of our common stock at a ratio in the range of 1-for-5 to 1-to-10, such that every holder of common stock of the Company shall receive ten to twenty shares of common stock for every 100 shares of common stock held. We are holding a special meeting of stockholders to approve the proposals on January 6, 2023, after which the Board will have discretion as to whether to adopt neither, one, or both proposals at any time prior to the one year anniversary of the stockholder approval date. However, the approval of the increase in capitalization described in clause (i) is a condition to the closing of this Rights Offering and it is anticipated that, upon approval, the Board will adopt the charter amendment to increase capitalization.

RISK FACTORS

Investing in our common stock involves risks. Please carefully consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Item 1A. Risk Factors” in our most recently filed annual report on Form 10-K for the fiscal year ended December 31, 2021 and quarterly reports on Form 10-Q filed thereafter, which are incorporated by reference in this prospectus and in any other documents we may file in the future and that will be incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

Risks Related to the License Agreement and the Development and Commercialization of Ivonescimab

The License Agreement and the transactions contemplated thereby represent a material shift in the Company’s strategic focus, may not achieve intended results and could increase the number of our outstanding shares or amount of outstanding debt.

As the Company previously announced, on September 28, 2022, we determined that we would seek partners or a divestiture of ridinilazole, our lead product candidate for treating patients suffering from CDI, as the path forward for the clinical development of the asset. As a result of this determination, we discontinued our only active study for ridinilazole, a pediatric clinical trial evaluating ridinilazole for treating adolescent patients with CDI. We are currently involved in activities related to closeout of ridinilazole clinical trials.

On December 5, 2022 we entered into the License Agreement with Akeso pursuant to which Akeso granted the Company an in-license to its breakthrough bispecific antibody, ivonescimab, in the Licensed Territory. The entry into the License Agreement and potential partnership or divestiture of ridinilazole represents a material shift in the Company’s strategy. All prior development and marketing activities relating to ridinilazole are being terminated and our future operations will be heavily dependent on the License Agreement and other future activities as the Company determines.

The success of this transaction will depend, in part, on the clinical success of ivonescimab as well as the success of our collaboration with Akeso. This transaction may not result in the realization of the full benefit of any anticipated growth opportunities or these benefits may not be realized within the expected time frames. Our Company has no prior history of a successful product candidate and, as discussed above, we determined that we would seek partners or a divestiture for our prior lead product candidate, ridinilazole, on September 28, 2022. We will also require significant additional financing to fund the clinical development plan and certain payments contemplated by the License Agreement that could result in an increase in the number of our outstanding shares or the aggregate amount of our debt. If we are unable to raise capital to fund these additional payments, it may cause a material adverse effect on our business.

We will depend heavily on the success of ivonescimab. If we are unable to commercialize ivonescimab, or experience significant delays in doing so, our business will be materially harmed.

We plan to invest a significant portion of our efforts and financial resources in the development of ivonescimab, which is still in clinical development. Our ability to generate product revenues, which may not occur for several years, if ever, will depend heavily on the successful development and commercialization of ivonescimab. The success of this product candidate will depend on a number of factors, including the following:

●	Ability to use data of patients from Akeso’s clinical trials in China in seeking regulatory approval;

●	successful completion of clinical development;

●	receipt of marketing approvals from applicable regulatory authorities;

●	establishing supply chain and commercial manufacturing arrangements with third-party manufacturers;

●	obtaining and maintaining patent and trade secret protection and regulatory exclusivity;

●	protecting our rights in our intellectual property portfolio;

●	establishing sales, marketing and distribution capabilities;

●	launching commercial sales of ivonescimab if and when approved, whether alone or in collaboration with others;

●	acceptance of ivonescimab, if and when approved, by patients, the medical community and third-party payors;

●	obtaining adequate pricing and a reimbursement profile;

●	ensuring no disruption in supply or lack of sufficient quantities of ivonescimab;

●	effectively competing with other therapies; and

●	maintaining a continued acceptable safety profile of ivonescimab, following approval.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize ivonescimab, which would materially harm our business.

We depend on our relationship with, and the intellectual property licensed from, Akeso, and termination of the License Agreement or any of the licenses under the License Agreement could have a material adverse effect on our business.

We depend on the know-how and other intellectual property licensed from Akeso through the License Agreement for the development and, if approved, commercialization of product candidates with the use of Akeso’s bispecific antibody, ivonescimab. If the License Agreement is terminated, or found to be unenforceable, it could result in the loss of significant rights and could harm our ability to commercialize ivonescimab.

The License Agreement imposes certain obligations on us, including obligations to use diligent efforts to meet development thresholds, funding requirements, payment obligations, patent prosecution and commercialization. Accordingly, disputes may arise between us and Akeso regarding these obligations and various contract terms, as they relate to the intellectual property subject to the License Agreement or other issues with intellectual property, including those relating to:

●	the scope of rights, if any, granted under the License Agreement and other interpretation-related issues;

●	whether and to what extent our technology and processes infringe on intellectual property rights of Akeso or other third parties that are not subject to the License Agreement;

●	whether Akeso had the right to grant the licenses under the License Agreement;

●	whether third parties are entitled to compensation or equitable relief, such as an injunction, for our use of intellectual property without their authorization;

●	our right to sublicense patent and other rights to third parties under collaborative development relationships;

●	whether we are complying with our obligations with respect to the use of the licensed technology in relation to our development and commercialization of product candidates;

●	ownership of specific intellectual property;

●	our involvement in and ability to align on the prosecution and enforcement of the licensed patents and patent applications and Akeso’s overall patent prosecution, intellectual property protection and enforcement strategies; and

●	the impact on payments and costs associated with commercialization if there is blocking intellectual property in or costs associated with prosecution, maintenance and enforcement under the License Agreement.

The resolution of any such disputes, disagreements, or issues that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement.

Our primary product candidate, ivonescimab, is subject to a license from Akeso, which is revocable in certain circumstances, including in the event we do not achieve certain payment deadlines. Without the license, we will not be able to continue to develop ivonescimab.

The License Agreement may be terminated by Akeso in the event of a material breach by us or if we default in the performance of any of our material obligations under the License Agreement, and such default continues for 90 days, or with respect to any breach of any undisputed payment obligations, for 60 days, or with respect to any breach of a supply requirement, for 30 days after written notice thereof. Akeso may also terminate the agreement upon written notice upon the Company’s bankruptcy.

We may not continue to be able to make the various payment obligations under the License Agreement, including certain significant payments due upon satisfaction of pre-commercialization milestones. If the License Agreement were to be terminated by Akeso for any reason, we would lose our most significant asset and primary product candidate, and would likely not be able to develop ivonescimab, which would have a material adverse effect on our operations.

We will be reliant on Akeso for knowledge transfer relating to manufacturing of our product candidate. The loss of any of the knowledge transferred relating to ivonescimab from Akeso may cause us to incur additional transition costs or result in delays in the manufacturing and delivery of our product candidate.

We have entered into the License Agreement and the Supply Agreement with Akeso for information and drug substance that we will rely on to be used in our product candidate, and the termination or Akeso’s breach of these agreements could have a material adverse effect on our business.

If we lost our relationship with Akeso we could experience an increase in our costs, result in delays in the manufacturing and delivery of our product candidate or cause us to carry excess or obsolete inventory. Additionally, poor quality in any of the drug substances could result in lost sales or lost sales opportunities. Further, failure of Akeso to adequately transfer knowledge to the Company to continue to produce ivonescimab could have a material adverse effect on our business. Manufacturing of biological compounds is inherently complex and establishing new manufacturing relationships with a third party manufacturer may take longer, resulting in higher costs and potential inventory issues. Manufacturing processes may use materials which Summit may not be able to secure, requiring Summit to have to develop alternative processes and delay manufacturing. The product may not comply with the FDA quality requirements and/or have sufficient stability for commercialization, which may require additional manufacturing development and delays. As Summit is relying initially on supply from Akeso, any delays in obtaining import or export licenses may delay start of clinical trials.

If clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of the U.S. Food and Drug Administration, or the FDA, or the European Medicines Agency, or the EMA, or do not otherwise produce favorable results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of ivonescimab or any other product candidate.

In connection with obtaining marketing approval from regulatory authorities for the sale of any product candidate, we must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of our product candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is inherently uncertain as to outcome. A failure of one or more clinical trials can occur at any stage of testing. The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. In particular, due to the small number of patients in our early clinical trials, results from such trials may not be predictive of the outcome of later clinical trials. The design of a clinical trial can determine whether its results will support approval of a product, and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced or completed. We have limited experience in designing clinical trials and may be unable to design and execute a clinical trial to support marketing approval. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products.

To date, we have not conducted a clinical trial for ivonescimab and cannot predict the results of such trials.

If we experience delays or difficulties in the enrollment of patients in our clinical trials, our receipt of necessary marketing approvals could be delayed or prevented.

We may not be able to initiate or continue clinical trials for our product candidates, if we are unable to locate and enroll a sufficient number of eligible patients to participate in these clinical trials.

Patient enrollment is affected by other factors, including:

●	severity of the disease under investigation;

●	eligibility criteria for the clinical trial in question;

●	perceived risks and benefits of the product candidate under study;

●	competition for patients, time and resources at clinical trials sites from other investigational therapies in clinical trials that target the same patient population;

●	approval of other therapies to treat the indication that is being investigated in the clinical trial;

●	efforts to facilitate timely enrollment in clinical trials;

●	patient referral practices of physicians;

●	the ability to monitor patients adequately during and after treatment; and

●	proximity and availability of clinical trial sites for prospective patients.

Enrollment delays in our clinical trials may result in increased development costs for our product candidates, which would cause the value of our company to decline and limit our ability to obtain additional financing. Our inability to enroll a sufficient number of patients in a clinical trial for ivonescimab or any other planned clinical trials would result in significant delays, may generate a limited data set from which no meaningful conclusions could be made, or may require us to abandon one or more clinical trials altogether.

If serious adverse or inappropriate side effects are identified during the development of ivonescimab or any other product candidate, we may need to abandon or limit our development of that product candidate.

All of our product candidates are in clinical or early-stage development and their risk of failure is high. It is impossible to predict when or if any of our product candidates will prove effective or safe in humans or will receive marketing approval. If our product candidates are associated with undesirable side effects or have characteristics that are unexpected, we may need to abandon their development or limit development to certain uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective.

Many compounds that initially showed promise in clinical or earlier stage testing have later been found to cause side effects or other safety issues that prevented further development of the compound. If we elect or are forced to suspend or terminate any clinical trial of our product candidates, the commercial prospects of such product candidate will be harmed and our ability to generate product revenues from such product candidate will be delayed or eliminated. Any of these occurrences could materially harm our business.

The Committee on Foreign Investment in the United States (“CFIUS”) or other regulatory agencies may modify, delay or prevent the transactions contemplated by the License Agreement.

The Committee on Foreign Investment in the United States (“CFIUS”) has authority to review direct or indirect foreign investments in U.S. companies. Among other things, CFIUS is empowered to require certain foreign investors to make mandatory filings, to charge filing fees related to such filings and to self-initiate national security reviews of foreign direct and indirect investments in U.S. companies if the parties to that investment choose not to file voluntarily. In the case that CFIUS determines an investment to be a threat to national security, CFIUS has the power to unwind or place restrictions on the investment. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. CFIUS’s expanded jurisdiction under the Foreign Investment Risk Review Modernization Act of 2018 and implementing regulations that became effective on February 13, 2020 further includes investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.”

We believe that no mandatory filing was required in connection with the License Agreement but we have not yet determined whether we will make a voluntary filing. CFIUS may decide to modify or delay our proposed business combination, impose conditions with respect to such business combination, request the President of the United States to order us to divest all or a portion of the assets we acquired without first obtaining CFIUS approval or prohibit the License Agreement entirely. If it is determined that a mandatory filing was required to be made, it is possible that a material penalty could be assessed against the Company.

We may complete a future acquisition that may not achieve intended results or could increase the number of our outstanding shares or amount of outstanding debt or result in a change of control.

In addition to the License Agreement and the transactions contemplated thereby, we may pursue business development opportunities to expand or enhance our pipeline of drug candidates, including without limitation, through potential acquisitions of and/or collaborations with other entities. Any such transaction could happen at any time, could be material to our business and could take any number of forms, including, for example, an acquisition, merger or a collaboration with other entities.

Evaluating potential transactions and integrating completed ones may divert the attention of our management from ordinary operating matters. The success of these potential transactions will depend, in part, on our ability to realize the anticipated growth opportunities through the successful integration of the businesses we acquire with our existing business, as well as the success of the underlying business or intellectual property that we acquire or otherwise obtain rights to. Even if we are successful in integrating the acquired businesses, these integrations may not result in the realization of the full benefit of any anticipated growth opportunities or these benefits may not be realized within the expected time frames. In addition, acquired businesses may have unanticipated liabilities or contingencies.

If we complete an acquisition, investment or other strategic transaction, we may require additional financing that could result in an increase in the number of our outstanding shares or the aggregate amount of our debt.

We will need substantial additional capital to fund our operations and to make payments under the License Agreement and the Note Purchase Agreement and if we fail to obtain necessary financing, we could be forced to delay, reduce or eliminate the development and commercialization of our product candidates.

Conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, our product candidates, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of products that we are not planning to have commercially available for several years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. In addition, we may seek additional capital due to favorable market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. Additional financing may not be available to us on acceptable terms, or at all.

We expect our research and development expenses to increase substantially in connection with our ongoing activities, particularly in connection with the License Agreement. In addition, if we obtain marketing approval these potential future product candidates where we retain commercial rights or any other product candidates we develop, we expect to incur significant commercialization expenses related to product sales, marketing, distribution and manufacturing. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts.

Our primary future capital requirements will be related to our obligations under the License Agreement.

We expect to continue to generate operating losses for the foreseeable future. The License Agreement calls for initial consideration payments of $500 million, as well as total contingent payments by the Company of up to $5.0 billion, as Akeso will be eligible to receive regulatory milestones of up to $1.05 billion and commercial milestones of up to $3.45 billion, many of which will be due before the Company anticipates generating any revenue from the License Agreement. We entered into the Note Purchase Agreement to fund the initial consideration payments and we will need additional capital to fund our operations and payments under the License Agreement and the Note Purchase Agreement. $420 million of the proceeds of the Rights Offering are anticipated to be used to repay borrowings under the Note Purchase Agreement. We also anticipate further capital raises to repay the remaining borrowings under the Note Purchase Agreement. We do not have any committed external sources of funds and do not anticipate receiving any additional funds from BARDA with respect to SMT112. Under this Rights Offering, Mr. Robert W. Duggan and Dr. Maky Zanganeh have each indicated that they intend to participate in the Rights Offering and subscribe for at least the full amount of their Basic Subscription Rights, but they have not made any formal binding commitment to participate. We will need to seek additional funding in the future to fund operations. Additional capital, when needed, may not be available to us on acceptable terms, or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends or other distributions. If we raise additional funds through collaborations, strategic alliances or marketing, distribution, or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise sufficient funds through this Rights Offering or other equity, debt financings, or other arrangements when needed based on our liquidity needs, we may implement an alternative operating plan that materially scales back our operations, reduces cash expenditures, and focuses our available capital on a reduced number of activities and programs.

If the Company is unable to successfully complete this Rights Offering, or if the net proceeds are significantly less than expected, the Company would need to exercise its right to extend the maturity dates of the February Notes and September Note until it is able to raise sufficient capital to repay the Notes, but in no event later than September 6, 2024 (the final maturity date). By extending the Notes to the final maturing date, the Company’s cash, cash equivalents and U.K. research and development tax credits would be sufficient to fund our operations into the second half of 2024.

We have substantial indebtedness and will likely require additional indebtedness in the future, which may require us to use a substantial portion of our cash flow to service debt and limit our financial and operating flexibility.

We have substantial indebtedness and will likely require additional indebtedness in the future. As of [●], we had a total of $520 million of indebtedness outstanding under the Note Purchase Agreement. Upon the completion of this Rights Offering, after giving effect to the use of proceeds described in this prospectus, we expect to have repaid $420 million of indebtedness outstanding under the Note Purchase Agreement. Further, the License Agreement calls for certain additional future payment obligations and we may require additional indebtedness to fund those obligations. Our existing and future indebtedness will require interest payments and need to be repaid or refinanced and could require us to divert funds identified for other purposes to service our debt, could result in cash demands and impair our liquidity position and could result in financial risk for us. Diverting funds identified for other purposes for debt service may adversely affect our growth prospects. If we cannot generate sufficient cash flow from operations to service our debt, we may need to refinance our debt, dispose of assets, or issue equity to obtain necessary funds. We do not know whether we would be able to take any of these actions on a timely basis, on terms satisfactory to us, or at all.

The Company’s failure to comply with the terms and obligations of the Note Purchase Agreement, including as a result of events beyond our control, may result in an event of default.

The Note Purchase Agreement requires us to comply with certain repayment obligations, representations and covenants. For a more detailed discussion, see “Prospectus Summary — Other Material Agreements” beginning on page 21. A breach of any of these obligations, representations or covenants or the occurrence of certain other specified events could result in an event of default under the Note Purchase Agreement. Upon the occurrence of any event of default under the Note Purchase Agreement, the outstanding balance on the corresponding Note will, at the option of such lender, become immediately and automatically due and payable in cash and a default interest rate of an additional 2% per annum will apply on all outstanding obligations during the occurrence and continuance of an event of default.

We may not be able to maintain compliance with these repayment obligations and covenants in the future and, if we fail to do so, that we may not able to obtain waivers from the lenders and/or amend the covenants. Our failure to comply with the repayment obligations and covenants described above could result in an event of default, which, if not cured or waived, and if lender accelerates, would result in us being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms or if we are unable to refinance these borrowings, our business, financial condition, and results of operations could be materially adversely affected.

We are a development-stage company and have incurred significant losses since our inception. We expect to incur losses for at least the next several years and may never generate profits from operations or maintain profitability.

We are a development-stage company and we cannot assure profitability. We expect to continue to generate operating losses for the foreseeable future. Until we can generate substantial revenue and achieve profitability, we will need to raise additional capital to fund ongoing operations and capital needs. Since inception, we have incurred significant operating losses. In the year ended December 31, 2021, we incurred a net loss of $88,602. In the three months ended September 30, 2022, we incurred net losses of $21,385. These losses could continue for the next several years as we invest in clinical development of ivonescimab. We believe that our existing cash, cash equivalents and U.K. research and development tax credits, together with the net proceeds from this Rights Offering, will fund our operations and initially planned clinical trials for ivonescimab into the second half of 2024.

To become and remain profitable, we must succeed in developing and eventually either commercializing or partnering with other organizations to commercialize products that generate significant revenue. This will require us to be successful in a range of challenging activities, including completing preclinical testing and clinical trials of our product candidates, discovering additional product candidates, obtaining regulatory approval for these product candidates and manufacturing, marketing, and selling any products for which we may obtain regulatory approval. We are in the preliminary stages of many of these activities. We may never succeed in these activities and, even if we do, may never generate revenue that is significant enough to achieve profitability.

Because of the numerous risks and uncertainties associated with pharmaceutical products and biological development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability.

Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress our value and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our product offerings or even continue our operations.

Our business is subject to the risks associated with doing business in China.

As a result of our reliance on Akeso, located in China, our results of operations, financial condition, and prospects are subject to a significant degree to economic, political, and legal developments in China including government control over capital investments or changes in tax regulations that are applicable to us. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate and control of foreign exchange, and allocation of resources. Since we rely on an entity located in China, our business is subject to the risks associated with doing business in China, including:

●	adverse political and economic conditions, particularly those potentially negatively affecting the trade relationship between the United States and China;

●	trade protection measures, such as tariff increases, and import and export licensing and control requirements;

●	potentially negative consequences from changes in tax laws;

●	difficulties associated with the Chinese legal system, including increased costs and uncertainties associated with enforcing contractual obligations in China;

●	historically lower protection of intellectual property rights;

●	requirements relating to China’s data security rules and regulations;

●	changes and volatility in currency exchange rates;

●	unexpected or unfavorable changes in regulatory requirements; and

●	difficulties in managing foreign relationships and operations generally.

U.S.-China trade relations may adversely impact our supply chain operations and business.

The U.S. and Chinese governments have taken certain actions that change trade policies, including tariffs that affect certain products which are manufactured in China and mutual exchange of certain types of data. Due to our collaboration with Akeso, we are reliant on collaborating with a company with significant operations in China. It is unknown whether and to what extent new tariffs, laws or regulations will be adopted that increase the cost or feasibility of importing and/or exporting products, components and information from China to the United States and vice versa. Further, the effect of any such new tariffs or actions on our industry and customers is unknown and difficult to predict. As additional new tariffs, legislation and/or regulations are implemented, or if existing trade agreements are renegotiated or if China or other affected countries take retaliatory trade actions, such changes could have a material adverse effect on our clinical development plans, business, financial condition, results of operations or cash flows.

Risks Related to this Rights Offering and the Ownership of the Common Stock

The Subscription Price determined for this Rights Offering is not an indication of our value.

In determining the Subscription Price for the Rights Offering, the Special Committee considered a number of factors, including: the likely cost of capital from other sources and general conditions of the securities markets, the price at which our stockholders might be willing to participate in the Rights Offering, our need for liquidity and capital, the average price for the 30-day period prior to the filing of the preliminary Proxy Statement on November 29, 2022, and the desire to provide an opportunity to our stockholders to participate in the Rights Offering on a pro rata basis. The Subscription Price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the common stock to be offered in the Rights Offering. The market price of our common stock may decline during or after the Rights Offering, including below the applicable Subscription Price. After the date of this prospectus, our common stock may trade at prices above or below the Subscription Price.

This Rights Offering may cause the trading price of our common stock to decrease.

The Subscription Price, together with the number of the common stock we propose to issue and ultimately will issue if this Rights Offering is completed, may result in an immediate decrease in the market price of our common stock. This decrease may continue after the completion of this Rights Offering. If that occurs, you may have committed to buy common stock in the Rights Offering at a price greater than the prevailing market price. Further, if a substantial number of Subscription Rights are exercised and the holders of the shares received upon exercise of those Subscription Rights choose to sell some or all of the shares underlying the Subscription Rights, the resulting sales could depress the market price of our common stock. Following the exercise of your Subscription Rights you may not be able to sell your common stock at a price equal to or greater than the Subscription Price.

The price of our common stock may be volatile.

The trading price of our common stock may fluctuate significantly. The price of our common stock that will prevail in the market after this Rights Offering may be higher or lower than the Subscription Price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include, but are not limited to, the following:

●	The terms of any potential future transaction(s) related to debt financing, debt restructuring or capital raising;

●	developments in our relationships with employees, suppliers, distributors, sales representatives and customers;

●	acquisitions or divestitures;

●	litigation and government proceedings;

●	adverse legislation, including changes in governmental regulation;

●	additions or departures of key personnel;

●	sales of our equity securities by our significant shareholders or management or sales of additional equity securities by our company;

●	changes in securities analysts’ recommendations;

●	short selling;

●	economic and other external factors; and

●	general market conditions.

Additionally, the stock market historically has experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations, such as those caused by the COVID-19 pandemic, may cause declines in the trading price and market value of our common stock.

If we receive the requisite approvals and proceed with the proposed reverse stock split , it may decrease the liquidity of the shares of our common stock and could lead to a decrease in our overall market capitalization.

The liquidity of the shares of our common stock may be affected adversely by a reverse stock split proposed to be effected by the Company in connection with this Rights Offering given the reduced number of shares of our common stock that will be outstanding following such reverse stock split, especially if the market price of our common stock does not increase as a result of such reverse stock split. In addition, such reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares of common stock and greater difficulty effecting such sales.

We expect that the proposed reverse stock split, if effected, will increase the per share trading price of our common stock. However, the market price per share of our common stock after the reverse stock split may not rise (or remain constant) in proportion to the reduction in the number of shares of common stock outstanding before the reverse stock split. We cannot predict the effect of the reverse stock split on the per share trading price of our common stock, and the history of reverse stock splits for other companies is varied, particularly since some investors may view a reverse stock split negatively. Our total market capitalization after the reverse stock split, if approved and effective, may be lower than our total market capitalization before the reverse stock split.

There is no guarantee that by the time the shares are delivered to you, the market price of our common stock will be above the Subscription Price for such shares. Further, because the exercise of your Subscription Rights is not revocable and because the rights are not transferable, you will not be able to revoke your subscription if the market price decreases prior to the delivery of the shares or transfer of the shares until after they are delivered.

There is no guarantee that the Subscription Price, whether it is set at the Initial Price or the Alternate Price, will be lower than the market price of our common stock at the time that the shares that you receive in the Rights Offering are delivered. Further, because the exercise of your Subscription Rights is not revocable and because the rights are not transferable, you will not be able to revoke your subscription if the market price decreases prior to the delivery of the shares or transfer of the shares until after they are delivered to you. Accordingly, the Subscription Price at which you are purchasing shares of common stock may be above the prevailing market price by the time that the shares of common stock are purchased and delivered.

If you exercise your Subscription Rights and the market price of the common stock falls below the Subscription Price, then you will have committed to subscribe in the Rights Offering at a price that is higher than the market price. Moreover, we may never be able to sell shares of common stock that you received in the Rights Offering at a price equal to or greater than the Subscription Price or exercise price. Until shares are issued to you in book-entry, or uncertificated, form upon expiration of the Rights Offering, you may not be able to sell the shares of our common stock that you receive in the Rights Offering. We will issue shares of our common stock that you received in the Rights Offering in book-entry, or uncertificated, form as soon as practicable after expiration of the Rights Offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

If you do not exercise your Subscription Rights in full, your percentage ownership and voting rights in Summit will experience dilution.

If you choose not to exercise your Subscription Rights, you will retain your current number of shares of our common stock. If other stockholders fully exercise their Subscription Rights or exercise a greater proportion of their Subscription Rights than you exercise, the percentage of our common stock owned by these other stockholders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted.

The Subscription Rights are non-transferable and thus there will be no market for them.

You may not sell, transfer or assign your Subscription Rights to anyone else, unless as required by operation of law. We do not intend to list the Subscription Rights on the Nasdaq or any securities exchange or trading market. Because the Subscription Rights are non-transferable, there is no market or other means for you to directly realize any value associated with the Subscription Rights.

You may not be able to resell any shares of our common stock that you receive pursuant to the exercise of Subscription Rights immediately upon expiration of the Subscription Rights Offering period or be able to sell your shares at a price equal to or greater than the Subscription Price.

If you exercise Subscription Rights, you may not be able to resell the common stock that you receive in the Rights Offering until you, or your custodian bank, broker, dealer or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a stockholder of the shares you received in the Rights Offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after completion of the Rights Offering, and after all necessary calculations have been completed, there may be a delay between the Expiration Date of the Rights Offering and the time that the shares are issued. In addition, following the exercise of your Subscription Rights, you may not be able to sell your common stock at a price equal to or greater than the Subscription Price.

Because no minimum subscription is required and because we do not have formal commitments from our stockholders for the entire amount we seek to raise pursuant to the Rights Offering, we cannot assure you of the amount of proceeds that we will receive from the Rights Offering.

No minimum subscription is required for consummation of the Rights Offering. Although Robert W. Duggan, our Executive Chairman, Chief Executive Officer, and the beneficial owner of approximately 81.8% of our common stock prior to this Rights Offering, and Dr. Mahkam Zanganeh, our co-Chief Executive Officer, President, a member of our Board of Directors, and the beneficial owner of approximately 6.3% of our common stock prior to this Rights Offering, have each indicated that they intend to participate in the Rights Offering and subscribe for at least the full amount of their Basic Subscription Rights, but have not made any formal binding commitment to participate. It is also possible that no Over-Subscription Rights will be exercised in connection with the Rights Offering. As a result, we cannot assure you of the amount of proceeds that we will receive in the Rights Offering. Therefore, if you exercise all or any portion of your Subscription Rights, but other stockholders do not, we may not raise the desired amount of capital in the Rights Offering, the market price of our common stock could be adversely impacted and we may find it necessary to pursue alternative means of financing, which may be dilutive to your investment.

Because we may terminate the Rights Offering at any time prior to the Expiration Date, your participation in the Rights Offering is not assured.

We do not intend, but have the right, to terminate the Rights Offering at any time prior to the Expiration Date. If we determine to terminate the Rights Offering, we will not have any obligation with respect to the Subscription Rights except to return any money received from subscribing stockholders as soon as practicable, without interest or deduction.

You will need to act promptly and carefully follow the subscription instructions, or your exercise of rights may be rejected.

Stockholders who desire to subscribe for shares of common stock in the Rights Offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the Expiration Date, which is currently set to be 5:00 p.m. on [●]. If you are a beneficial owner of shares, you must act promptly to ensure that your custodian bank, broker, dealer or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the Expiration Date. Your nominee may establish a deadline prior to the Expiration Date by which you must provide it with your instructions to exercise your Subscription Rights and payment for your shares of common stock. We will not be responsible if your custodian bank, broker, dealer or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the Expiration Date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

By participating in the Rights Offering and executing a rights certificate, you are making binding and enforceable representations to the Company.

By signing the rights certificate and exercising their rights, each stockholder agrees, solely with respect to such stockholder’s exercise of rights in the Rights Offering, that we have the right to void and cancel (and treat as if never exercised) any exercise of rights, and securities issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.

If you exercise the Over-Subscription Right, you may not receive all of the shares of common stock for which you subscribe.

Exercise of the Over-Subscription Right will only be honored if and to the extent that the Basic Subscription Rights have not been exercised in full. If a sufficient number of shares of common stock are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares available to be purchased pursuant to the Over-Subscription Right, we will allocate the available share proportionately among stockholders who exercised their Over-Subscription Rights based on the number of shares each stockholder subscribed for under such stockholder’s Basic Subscription Rights. As a result, you may not receive any or all of the shares of common stock for which you exercise your Over-Subscription Right.

As soon as practicable after the Expiration Date, the subscription agent will determine the number of shares of common stock that you may purchase pursuant to the Over-Subscription Right. If you have properly exercised your Over-Subscription Right, we will issue the shares of common stock purchased in the Rights Offering to you in book-entry, or uncertificated, form as soon as practicable after the Expiration Date and after all allocations and adjustments have been effected. If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest or deduction. In connection with the exercise of the Over-Subscription Right, custodian banks, brokers, dealers and other nominee holders of Subscription Rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of Subscription Rights exercised, and the number of shares requested through the Over-Subscription Right, by each beneficial owner on whose behalf the nominee holder is acting.

The tax treatment of the Rights Offering may be treated as a taxable event to you.

We believe and intend to take the position that the distribution of the Subscription Rights in connection with the Rights Offering generally should not be a taxable event to U.S. holders of our common stock for U.S. federal income tax purposes. However, if the distribution of rights (or a series of distributions of which this distribution is one) were deemed to be a “disproportionate distribution” under Section 305(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), holders of our common stock may recognize taxable income for U.S. federal income tax purposes in connection with the receipt of Subscription Rights in the Rights Offering. Holders of our common stock are urged to consult their own tax advisors with respect to the tax consequences of the Rights Offering. Please see the section titled “Material U.S. Federal Income Tax Consequences” beginning on page 48 for further information.

We have broad discretion in the use of the net proceeds from this Rights Offering and may use them in a manner that does not improve our financial performance or operating results.

We currently intend to use the net proceeds from this Rights Offering, after deducting our offering expenses, for one or more of the following purposes: (i) the repayment of certain unsecured promissory notes totaling $420 million issued pursuant to the Note Purchase Agreement and (ii) general corporate purposes, which includes funding the Company’s activities to support clinical development and regulatory approval for SMT112 and pursue business development opportunities to expand or enhance our pipeline of drug candidates. For a more detailed discussion, see “Use of Proceeds” beginning on page 35. Although we plan to use the net proceeds from this Rights Offering as described, we have not designated the amount of net proceeds from this Rights Offering to be used for any specific purpose. We will have broad discretion in the use of the net proceeds. You will be relying on the judgment of our management regarding the application of the proceeds of this Rights Offering. The results and effectiveness of the use of proceeds are uncertain, and we could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock.

If our common stock trades below $1.00, we may fail to meet the continued listing requirements of the Nasdaq Global Market and our common stock may be delisted.

Our common stock is subject to certain continued listing standards set by the Nasdaq Global Market, including a requirement to maintain a minimum bid price of at least $1.00 per share. If our common stock fails to meet such standards, it could be delisted from the Nasdaq Global Market. This would have a negative impact on the liquidity of our common stock, including shares subscribed for in this Rights Offering.

USE OF PROCEEDS

Although we cannot determine what the actual net proceeds from the sale of common stock in the Rights Offering will be until the Rights Offering is completed, assuming all Subscription Rights are exercised, we estimate that the aggregate net proceeds from the sale of the common stock, after deducting estimated offering expenses, will be approximately $499.5 million.

We currently intend to use the net proceeds from this Rights Offering, after deducting our offering expenses, for one or more of the following purposes: (i) the repayment of certain unsecured promissory notes totaling $420 million issued pursuant to the Note Purchase Agreement and (ii) general corporate purposes, which includes funding the Company’s activities to support clinical development and regulatory approval for SMT112 and pursue business development opportunities to expand or enhance our pipeline of drug candidates. We have not determined the amount of net proceeds to be used for any specific purpose, and management will retain broad discretion over the allocation of net proceeds. While we have no current agreements, commitments or understandings for any specific acquisitions at this time other than the License Agreement, we may use a portion of the net proceeds for these purposes. We believe that our existing cash, cash equivalents and U.K. research and development tax credits, together with the net proceeds from this Rights Offering, will fund our operations and initially planned clinical trials for ivonescimab into the second half of 2024.

As previously disclosed, on December 6, 2022, we entered into the Note Purchase Agreement and promissory notes with Robert W. Duggan, the Company’s Chief Executive Officer, Chairman of the Board, and beneficial owner of approximately 81.8% of the Company’s common stock and Dr. Maky Zanganeh, the Company’s co-Chief Executive Officer, President, member of the Board and beneficial owner of approximately 6.3% of the Company’s common stock. Pursuant to the Note Purchase Agreement, the Company agreed to sell to Mr. Duggan and Dr. Zanganeh unsecured promissory notes in the aggregate amount of $520 million for the principal purpose of funding the Company’s initial payment obligations under the License Agreement. The Company expects to use the proceeds of the Note Purchase Agreement to support (i) payment of the upfront obligation totaling $500 million associated with the License Agreement as described herein; (ii) activities to support clinical development and regulatory approval for SMT112; (iii) pursue business development opportunities to expand or enhance our pipeline of drug candidates; and (iv) general corporate purposes.

This expected use of the net proceeds from this Rights Offering represents our intentions based upon our current plans and business conditions and numerous factors, including the factors described under “Risk Factors.” As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this Rights Offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures and the use of these proceeds may vary significantly depending on numerous factors, including the progress of our expansion efforts and acquisition activities, as well as any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Rights Offering.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2022 to reflect the following:

●	on an actual basis per our Form 10-Q for the quarter ended September 30, 2022, which is incorporated into this prospectus by reference;

●	on an adjusted basis to give effect to the following events, as if each event had occurred on September 30, 2022: (i) $520 million in proceeds of the Note Purchase Agreement, offset by $7.7 million of prepaid interest which represents the value of the shares issued in connection with the Note Purchase Agreement and (ii) the issuance of 9,346,434 and 373,857 shares for the prepaid interest to Robert W. Duggan and Dr. Mahkam Zanganeh, respectively, in connection with the Note Purchase Agreement; and

●	on a pro forma as adjusted basis giving further effect to the following events (i) the first installment payment of $300 million in cash to Akeso for the upfront payment pursuant to the License Agreement assuming that HSR clearance is obtained, (ii) the issuance of 476,190,476 common stock in the Rights Offering, assuming the exercise of all of the Subscription Rights at a Subscription Price of $1.05 per common stock with aggregate net proceeds of approximately $499.5 million, after deducting our payment of estimated offering expenses, and (iii) repayment of certain unsecured promissory notes totaling $420 million issued pursuant to the Note Purchase Agreement with proceeds of the Rights Offering and recognition of the $7.7 million of prepaid interest.

The following table does not consider the second upfront payment due to Akeso of $200 million pursuant to the License Agreement, as this is expected to be paid after the consummation of the Rights Offering.

The information presented in the table below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and notes thereto included in our Form 10-Q for the quarter ended September 30, 2022, which is incorporated into this prospectus by reference.

	As of September 30, 2022
	As reported	As adjusted	Pro Forma As Adjusted
	(U.S. dollars in thousands) Unaudited

Cash and cash equivalents	121,971	641,971	421,471
Total current assets	137,119	657,119	436,619
Debt	—	512,308	100,000
Shareholders’ Equity
Preferred stock, $0.01 par value, 20,000,000 shares authorized; no shares issued or outstanding actual or as adjusted	—	—	—
Common stock, $0.01 par value, 350,000,000 shares authorized; 201,321,175 issued and outstanding actual; 211,041,466 issued and outstanding as adjusted; 687,231,942 issued and outstanding as pro forma adjusted	2,013	2,110	6,872
Additional paid-in capital	493,553	501,147	995,886
Accumulated other comprehensive income (loss)	(3,217)	(3,217)	(3,217)
Accumulated deficit	(359,101)	(359,101)	(666,793)
Total shareholders’ equity	133,248	140,940	332,748

DILUTION

Our net tangible book value as of September 30, 2022 was approximately $123.6 million, or $0.61 per share of our common stock. Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock. Dilution per share equals the difference between the amount per share paid by purchasers of shares of common stock that are sold in the Rights Offering and the net tangible book value per share of our common stock immediately after the Rights Offering.

After giving effect to the assumed sale of 476,190,476 shares of our common stock in the Rights Offering, based on the assumed Subscription Price of $1.05 per shares of common stock, and after deducting estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 2022 would have been approximately $623.1 million, or $0.92 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $0.31 per share and an immediate dilution to purchasers in the Rights Offering of $0.13 per share.

The following table illustrates this per-share dilution, assuming the Rights Offering is fully subscribed at the assumed Subscription Price of $1.05 per share of common stock. To the extent that the Alternate Price is lower than the Initial Price, purchasers of our common stock in the Rights Offering will experience further dilution.

Assumed Subscription Price per share		$1.05
Net tangible book value per share as of September 30, 2022	$0.61
Increase in net tangible book value per share attributable to this Rights Offering	$0.31
Net tangible book value per share as of September 30, 2022, after giving effect to this Rights Offering		$0.92
Dilution per share to investors purchasing shares in this Rights Offering		$0.13

The information above is illustrative only and will adjust based on the actual Subscription Price and the actual number of shares of common stock sold in the Rights Offering. The number of shares to be outstanding after this Rights Offering is based on 201,321,175 shares of common stock outstanding at September 30, 2022 and does not give effect to:

●	the exercise of outstanding warrants to purchase 5,821,137 shares of common stock at a weighted-average exercise price of $1.56;

●	the exercise of outstanding options to purchase 19,596,818 shares of common stock at a weighted-average exercise price of $3.56;

●	the issuance of 9,346,434 shares of common stock issued to Mr. Duggan in connection with the Note Purchase Agreement, dated December 6, 2022, between the Company, Mr. Duggan and Dr. Zanganeh;

●	the issuance of 373,857 shares of common stock issued to Dr. Zanganeh in connection with the Note Purchase Agreement, dated December 6, 2022, between the Company, Mr. Duggan and Dr. Zanganeh;

●	the issuance of up to 5,809,268 shares of common stock reserved for future issuance under our 2020 Stock Incentive Plan; and

●	the issuance of up to 2,628,893 shares of common stock reserved for future issuances under our 2020 Employee Share Purchase Plan.

Furthermore, we may choose to raise additional capital through the sale of equity or equity-linked securities due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that any of our outstanding warrants or options are exercised or we issue additional shares of common stock or other equity or equity-linked securities in the future, there may be further dilution to investors participating in this Rights Offering.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is intended as a summary only and therefore is not a complete description of our capital stock. This description is based upon, and is qualified by reference to, our restated certificate of incorporation, our amended and restated bylaws and applicable provisions of Delaware corporate law. You should read our restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

Our authorized capital stock consists of 350,000,000 shares of common stock, $0.01 par value per share and 20,000,000 shares of preferred stock, $0.01 par value per share. As of the Record Date, the Company had [211,041,466] shares of common stock issued and outstanding and an aggregate of [25,417,955] shares reserved for potential future issuance upon exercise of outstanding awards under its 2020 Stock Incentive Plan, 2016 Long Term Incentive Plan, and its outstanding warrants. The Company may also issue up to an additional [8,438,161] authorized shares reserved for potential issuance of future awards under its 2020 Stock Incentive Plan and 2020 Employee Stock Purchase Plan.

We have distributed a Proxy Statement to our stockholders seeking approval of (i) an amendment to the Company’s restated certificate of incorporation to increase the number of authorized shares of our common stock by 650,000,000 (from 350,000,000 to 1,000,000,000), and (ii) an amendment to authorize the Board to amend our restated certificate of incorporation to effect a reverse stock split of all of the outstanding shares of our common stock, at a ratio in the range of 1-for-5 to 1-for-10. In the event both proposals are approved, the final decision of whether to proceed with neither, one or both amendments will be made by our board of directors, in its discretion, at any time prior to the one-year anniversary of the date of the respective stockholder approvals. The approval of the capitalization increase described in clause (i) above is a condition to the closing of this Rights Offering.

Common Stock

Annual Meeting. Annual meetings of our stockholders are held on the date designated in accordance with our by-laws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by the board of directors and shall be called by the secretary upon the written request, stating the purpose of such meeting, of the holders of at least twenty-five percent (25%) of the shares of capital stock entitled to vote in an election of directors. Except as may be otherwise provided by applicable law, our certificate of incorporation or our by-laws, all elections shall be decided by a plurality, and all other questions shall be decided by a majority, of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present.

Voting Rights. Each holder of common stock is entitled to one vote for each share held of record on all matters to be voted upon by stockholders.

Dividends. Subject to the rights, powers and preferences of any outstanding preferred stock, and except as provided by law or in our certificate of incorporation, dividends may be declared and paid or set aside for payment on the common stock out of legally available assets or funds when and as declared by the board of directors.

Liquidation, Dissolution and Winding Up. Subject to the rights, powers and preferences of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, our net assets will be distributed pro rata to the holders of our common stock.

Other Rights. Holders of the common stock have no right to:

●	convert the stock into any other security;

●	have the stock redeemed;

●	purchase additional stock; or

●	maintain their proportionate ownership interest.

The common stock does not have cumulative voting rights. Holders of shares of the common stock are not required to make additional capital contributions.

Transfer Agent and Registrar. Computershare Trust Company, N.A. is transfer agent and registrar for the common stock.

Preferred Stock

We are authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of our board of directors. Our board of directors is authorized to fix the designations, powers, preferences and the relative, participating, optional or other special rights and any qualifications, limitations and restrictions of the shares of each series of preferred stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board may determine not to seek stockholder approval.

Certain Provisions of Our Certificate of Incorporation and By-laws and Delaware Law

Board of Directors. All of our directors are elected annually. The number of directors comprising our board of directors is fixed from time to time by the board of directors.

Stockholder Nomination of Directors. Our Bylaws provide that a stockholder must notify us in writing of any stockholder nomination of a director not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is advanced or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of such annual meeting and not later than the 90th day prior to the date of such meeting and (y) the 10th day following the day on which public announcement of the date of such annual meeting is first made by us.

Exclusive forum provision. Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of proceedings: (1) any derivative action or proceeding brought on behalf of our company, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or stockholders to our company or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim arising pursuant to any provision of our Certificate of Incorporation or Bylaws (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claims arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our Certificate of Incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

THE RIGHTS OFFERING

Subscription Rights

Basic Subscription Rights

We will distribute to each holder of our common stock who is a record holder of our common stock on the Record Date, which is [●], at no charge, one Subscription Right for every one share of common stock owned. The Subscription Rights will be evidenced by non-transferable Subscription Rights certificates. Each Subscription Right will entitle the Subscription Rights holder to purchase [●] shares of common stock at the Initial Price, which shall be paid in cash, upon timely delivery of the required documents and payment of the Subscription Price. To the extent that the Alternate Price is lower than the Initial Price, we will sell additional shares of common stock, but we will not sell fractional shares, instead rounding down to the nearest whole number of shares a holder would otherwise be entitled to purchase. If Subscription Rights holders wish to exercise their Subscription Rights, they must do so prior to 5:00 p.m., Eastern Time, on [●], the Expiration Date for the Rights Offering, subject to extension. After the Expiration Date, the Subscription Rights will expire and will have no value. See below “—Expiration of the Rights Offering and Extensions, Amendments and Termination.” You are not required to exercise all of your Subscription Rights. We will issue to the record holders who purchase shares of common stock in the Rights Offering the shares in book-entry, or uncertificated, form as soon as practicable after the Rights Offering has expired.

Over-Subscription Rights

Subject to the allocation described below, each Subscription Right also grants the holder an Over-Subscription Right to purchase additional shares of common stock that are not purchased by other Subscription Rights holders pursuant to their Basic Subscription Rights. You are entitled to exercise your Over-Subscription Right only if you exercise your Basic Subscription Right in full.

If you wish to exercise your Over-Subscription Right, you should indicate the number of additional shares of common stock that you would like to purchase in the space provided on your rights certificate, as well as the number of shares that you beneficially own without giving effect to any shares to be purchased in this Rights Offering. When you send in your rights certificate, you must also send the full purchase price, as provided herein, for the number of additional shares of common stock that you have requested to purchase (in addition to the payment, as provided herein, due for shares of common stock purchased through your Basic Subscription Right). If the number of shares of common stock remaining after the exercise of all Basic Subscription Rights is not sufficient to satisfy all requests for shares pursuant to Over-Subscription Rights, you will be allocated additional shares in the proportion which the number of shares you purchased through the Basic Subscription Right bears to the total number of shares that all oversubscribing stockholders purchased through the Basic Subscription Right. The subscription agent will return any excess payments in the form in which made.

As soon as practicable after the Expiration Date, the subscription agent will determine the number of shares of common stock that you may purchase pursuant to the Over-Subscription Right. If you request and pay for more shares than are allocated to you, we will refund the overpayment in the form in which made. In connection with the exercise of the Over-Subscription Right, custodian banks, brokers, dealers and other nominee holders of Subscription Rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of Subscription Rights exercised, and the number of shares of common stock requested through the Over-Subscription Right, by each beneficial owner on whose behalf the nominee holder is acting.

Subscription Price

The subscription price per share of common stock will be the lesser of (i) $1.05 (the “Initial Price”) and (ii) the volume weighted-average price of our common stock for the preceding five (5) consecutive trading days through and including the Expiration Date (the “Alternate Price”). The Initial Price or Alternate Price, as applicable, is sometimes referred to herein as the “Subscription Price”. Subscribers must fund their subscriptions pursuant to both the Basic Subscription Right and Over-Subscription Right at the Initial Price.

In determining the Subscription Price, the Special Committee considered a number of factors, including: the likely cost of capital from other sources and general conditions of the securities markets, the price at which our stockholders might be willing to participate in the Rights Offering, our need for liquidity and capital, the average price for the 30-day period prior to the filing of the preliminary Proxy Statement on November 29, 2022, and the desire to provide an opportunity to our stockholders to participate in the Rights Offering on a pro rata basis. The Subscription Price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the Rights Offering. You should not consider the Subscription Price as an indication of value of us or our common stock. The market price of our common stock may decline during or after the Rights Offering, including below the Subscription Price for the common stock in the Rights Offering. You should obtain a current quote for our common stock before exercising your Subscription Rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the Rights Offering.

Expiration of the Rights Offering and Extensions, Amendments and Termination

You may exercise your Subscription Rights at any time prior to 5:00 p.m., Eastern Time, on [●], the Expiration Date for the Rights Offering. If you do not exercise your Subscription Rights before the Expiration Date of the Rights Offering, your Subscription Rights will expire and will have no value. We will not be required to sell shares of common stock to you if the subscription agent receives your rights certificate or payment, after the Expiration Date, regardless of when you sent the rights certificate and payment.

We may, in our sole discretion, extend the time for exercising the Subscription Rights. We may extend the Expiration Date at any time after the Record Date. If the commencement of the Rights Offering is delayed for a period of time, the Expiration Date of the Rights Offering may be similarly extended. We will extend the duration of the Rights Offering as required by applicable law, and may choose to extend the duration of the Rights Offering for any reason. We may extend the Expiration Date of the Rights Offering by giving oral or written notice to the subscription agent on or before the scheduled Expiration Date. If we elect to extend the Expiration Date of the Rights Offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced Expiration Date.

We reserve the right, in our sole discretion, to amend or modify the terms of the Rights Offering. We also reserve the right to terminate the Rights Offering at any time prior to the Expiration Date for any reason, in which event all funds received in connection with the Rights Offering will be returned without interest or deduction to those persons who exercised their Subscription Rights as soon as practicable.

Calculation of Subscription Rights Exercised; Missing or Incomplete Subscription Information

If you do not indicate the number of Subscription Rights being exercised, or do not forward full payment of the total Subscription Price payment for the number of Subscription Rights that you indicate are being exercised, then you will be deemed to have exercised your Subscription Rights with respect to the maximum number of whole shares of common stock that may be exercised with the aggregate Subscription Price payment you delivered to the subscription agent. If your aggregate Subscription Price payment is greater than the amount you owe for exercise of your Basic Subscription Right in full, you will be deemed to have exercised your Over-Subscription Right to purchase the maximum number of shares with your over-payment.

If an insufficient number of shares of common stock is available to fully satisfy all proper Over-Subscription Right requests, the available shares will be distributed proportionately among Subscription Rights holders who properly exercise their Over-Subscription Right based on the number of shares each Subscription Rights holder timely subscribed and paid for under the Basic Subscription Right. The proration process will be repeated until all shares of common stock have been allocated or all properly made Over-Subscription Right exercises have been fulfilled, whichever occurs earlier. Any excess subscription payments received by the subscription agent caused by proration will be returned by the subscription agent to you by mail, without interest or penalty, as soon as practicable after the Expiration Date of the Rights Offering. The subscription agent will return any excess payments in the form in which it was made. Any Excess Subscription Amount resulting from the reduction of the Subscription Price from the Initial Price to the Alternate Price will be allocated towards the purchase of additional shares of common stock (either towards your Basic Subscription Right, if available, or towards the Over-Subscription Right if you have already exercised your Basic Subscription Right in full).

No Fractional Shares

We will not issue fractional shares of common stock in the Rights Offering. Subscription Rights holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole number of shares a holder would otherwise be entitled to purchase. Any Excess Subscription Amount resulting from the reduction of the Subscription Price from the Initial Price to the Alternate Price will be allocated towards the purchase of additional shares of common stock (either towards your Basic Subscription Right, if available, or towards the Over-Subscription Right if you have already exercised your Basic Subscription Right in full). The excess amount for any fractional shares of common stock will be returned to you as soon as practicable, in the form in which made. You will not receive interest or a deduction on any payments refunded to you under the Rights Offering.

Conditions to the Rights Offering

We may terminate the Rights Offering, in whole or in part, if at any time before completion of the Rights Offering: (i) there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the Rights Offering that in the sole judgment of our board of directors would or might make the Rights Offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the Rights Offering; (ii) the transactions contemplated by the License Agreement do not obtain requisite approvals under the HSR Act; or (iii) the stockholders do not approve the proposed amendment to the Company’s restated certificate of incorporation to increase the number of authorized shares of our common stock by 650,000,000 (from 350,000,000 to 1,000,000,000). We may waive any of these conditions and choose to proceed with the Rights Offering even if one or more of these events occur. If we terminate the Rights Offering, in whole or in part, all affected Subscription Rights will expire without value and all subscription payments in the form in which received by the subscription agent will be returned in the form in which paid, without interest or deduction, as soon as practicable. See also “—Expiration of the Rights Offering and Extensions, Amendments and Termination.”

Method of Exercising Subscription Rights

The exercise of Subscription Rights is irrevocable and may not be cancelled or modified. Your Subscription Rights will not be considered exercised unless the subscription agent receives from you, your custodian bank, broker, dealer or nominee, as the case may be, all of the required documents properly completed and executed and your full Subscription Price payment in cash, as provided herein, prior to the Expiration Date of the Rights Offering, which is currently set to be 5:00 p.m., Eastern Time, on [●]. Subscription Rights holders may exercise their rights as follows:

Subscription by Registered Holders

Subscription Rights holders who are registered holders of our common stock as of the Record Date may exercise their Subscription Right by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with payment in full, as provided herein, of the Subscription Price for each share of common stock for which they subscribe, to the subscription agent at the address set forth under the subsection titled “—Delivery of Subscription Materials and Payment,” on or prior to the Expiration Date.

Subscription by DTC Participants

Banks, trust companies, securities dealers and brokers (each, a “Nominee”) that hold shares of our common stock on the Record Date as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise such beneficial owner’s Subscription Right through DTC on the same basis as if the beneficial owners were stockholders on the Record Date. Such Nominee may exercise the Subscription Right on behalf of the exercising beneficial owner through DTC’s PSOP Function on the “agents subscription over PTS” procedure by (1) providing a certification as to the aggregate number of Subscription Rights exercised by the beneficial owner on whose behalf such Nominee is acting, and (2) instructing DTC to charge the Nominee’s applicable DTC account for the subscription payment for the new shares of common stock to facilitate the delivery of the full subscription payment to the subscription agent. DTC must receive the subscription instructions and payment for the new shares of common stock no later than the Expiration Date.

Subscription by Beneficial Owners

Subscription Rights holders who are beneficial owners of shares of our common stock as of the Record Date and whose shares are registered in the name of a custodian bank, broker, dealer or other nominee, or would prefer to have an institution conduct the transaction relating to the rights on their behalf, should instruct their custodian bank, broker, dealer or other nominee or institution to exercise their rights and deliver all documents and payment, on their behalf, prior to the Expiration Date. A Subscription Rights holder’s Subscription Rights will not be considered exercised unless the subscription agent receives from such Subscription Rights holder or the Subscription Rights holder’s custodian bank, broker, dealer, or other nominee or institution, as the case may be, all of the required documents and such holder’s full Subscription Price payment.

Method of Payment

You must timely pay the full Subscription Price, in U.S. currency, for the full number of shares of common stock at the Initial Price you wish to acquire pursuant to the exercise of rights (including any exercise of the Over-Subscription Rights, if available) by delivering:

●	a wire transfer of immediately available funds to accounts maintained by the subscription agent;

●	a certified check drawn against a U.S. bank payable to “Broadridge Corporate Issuer Solutions, Inc. (acting as Subscription Agent for Summit Therapeutics)”;

●	a U.S. Postal money order payable to “Broadridge Corporate Issuer Solutions, Inc. (acting as Subscription Agent for Summit Therapeutics)”;

●	some combination thereof; or

●	other method otherwise acceptable to the Company.

Rights certificates received after the Expiration Date of the Rights Offering will not be honored, and we will return your payment to you in the form received as soon as practicable, without interest or deduction. The subscription agent will not accept uncertified personal checks, bank drafts or cashier’s checks as a means of payment.

The subscription agent will be deemed to receive payment upon:

●	receipt of collected funds wired in the subscription agent’s account;

●	receipt by the subscription agent of any certified check drawn upon a U.S. bank;

●	receipt by the subscription agent of any U.S. Postal money order; or

●	other method otherwise acceptable to the Company.

If, on the Expiration Date, the Alternate Price is lower than the Initial Price, any Excess Subscription Amounts paid by a subscriber will be allocated towards the purchase of additional shares of common stock.

Instructions for Completing Your Subscription Rights Certificate

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount as set forth herein. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period.

Unless a rights certificate provides that the shares of common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934 (an “Eligible Institution”), subject to any standards and procedures adopted by the subscription agent. See “—Medallion Guarantee May Be Required.”

Medallion Guarantee May Be Required

If you completed any part of the Subscription Rights certificate to provide that the common stock purchased pursuant to your exercise of Subscription Rights were to be (x) issued in a name other than that of the registered holder, or (y) issued to an address other than that shown on the front of the Subscription Rights certificate, your signature on each Subscription Rights certificate must be guaranteed by an Eligible Institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP subject to standards and procedures adopted by the subscription agent.

Subscription and Information Agent

The subscription agent and information agent for this Rights Offering is Broadridge Corporate Issuer Solutions, Inc. We will pay all fees and expenses of Broadridge related to the Rights Offering and have also agreed to indemnify Broadridge from certain liabilities that it may incur in connection with the Rights Offering. Broadridge can be contacted at the following address and telephone number:

Broadridge Corporate Issuer Solutions, Inc.
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0718
Toll Free: 1-855-793-5068

Delivery of Subscription Materials and Payment

You should deliver your Subscription Rights certificate and payment of the Subscription Price, as provided herein, or, if applicable, nominee holder certifications, to the subscription agent by one of the methods described below:

By Mail: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	By Overnight Delivery: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery and we may not honor the exercise of your Subscription Rights.

You should direct any questions or requests for assistance concerning the method of subscribing for shares of common stock or for additional copies of this prospectus to the information agent.

Funding Arrangements; Return of Funds

Broadridge Corporate Issuer Solutions, Inc., the subscription agent, will hold funds received in payment for shares of common stock in a segregated account pending completion of the Rights Offering. The subscription agent will hold this money until the Rights Offering is completed or is withdrawn or terminated. If the Rights Offering is canceled for any reason, all subscription payments received by the subscription agent will be returned to subscribers, without interest or penalty, as soon as practicable.

Guaranteed Delivery

There is no guaranteed delivery period in connection with this Rights Offering, so you must ensure that you properly complete all required steps prior to 5:00 p.m., Eastern Time, on [●], unless we decide to extend the Expiration Date until some later time or terminate it earlier.

Notice to Beneficial Holders

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others as of the Record Date, you should notify the respective beneficial owners of such shares of the Rights Offering as soon as possible to find out their intentions with respect to exercising their Subscription Rights. You should obtain instructions from the beneficial owners with respect to their Subscription Rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a beneficial owner so instructs, you should complete the appropriate Subscription Rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of Subscription Rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the Record Date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” substantially in the form accompanying this prospectus. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive Subscription Rights through a custodian bank, broker, dealer or other nominee, we will ask your custodian bank, broker, dealer or other nominee to notify you of the Rights Offering. If you wish to exercise your Subscription Rights, you will need to have your custodian bank, broker, dealer or other nominee act for you. If you hold shares of our common stock directly under your name in stock certificate(s) or in book-entry, or uncertificated, form, but would prefer to have your custodian bank, broker, dealer or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. Your nominee may establish a deadline prior to the Expiration Date by which you must provide it with your instructions to exercise your Subscription Rights and payment for your shares.

To indicate your decision with respect to your Subscription Rights, you should complete and return to your custodian bank, broker, dealer or other nominee the form entitled “Beneficial Owners Election Form” substantially in the form accompanying this prospectus. You should receive the “Beneficial Owners Election Form” from your custodian bank, broker, dealer or other nominee with the other Rights Offering materials. If you wish to obtain a separate Subscription Rights certificate, you should contact the nominee as soon as possible and request that a separate Subscription Rights certificate be issued to you. You should contact your custodian bank, broker, dealer or other nominee if you do not receive this form but you believe you are entitled to participate in the Rights Offering. We are not responsible if you do not receive this form from your custodian bank, broker, dealer or nominee or if you receive it without sufficient time to respond.

No Revocation or Change

Once you submit the form of rights certificate to exercise any Subscription Rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your Subscription Rights unless you are certain that you wish to purchase additional shares of common stock at the Initial Price.

Non-Transferability of the Rights

The Subscription Rights granted to you are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else. Notwithstanding the foregoing, you may transfer your Subscription Rights as required by operation of law; for example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the Expiration Date.

Issuance of Common Stock

All shares of our common stock that you purchase in the Rights Offering will be issued in book-entry, or uncertificated, form, meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares or warrants. If you hold your shares of common stock in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the securities you purchased in the Rights Offering. Subject to state securities laws and regulations, we have the discretion to delay distribution of any securities you may have elected to purchase by exercise of your Subscription Rights in order to comply with state securities laws.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your Subscription Rights, including time of receipt and eligibility to participate in the Rights Offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither the subscription agent nor we shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to cancel the Rights Offering, only when a properly completed and duly executed Subscription Rights certificate and any other required documents and payment of the full subscription amount have been received by the subscription agent and any defects or irregularities therein waived by us. Our interpretations of the terms and conditions of the Rights Offering will be final and binding.

Rights of Subscribers

You will have no rights as a holder of the shares of our common stock you purchase in the Rights Offering until shares are issued in book-entry form or your account at your broker, dealer, bank or other nominee is credited with the shares of our common stock purchased in the Rights Offering. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, subscription payment, as provided herein, and any other required documents to the subscription agent.

Foreign Stockholders and Stockholders with Army Post Office or Fleet Post Office Addresses

The subscription agent will not mail rights certificates to you if you are a registered stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the Subscription Rights certificates for your account. To exercise your Subscription Rights, you must notify the subscription agent prior to 11:00 a.m., Eastern Time, at least three (3) business days prior to the Expiration Date and establish to the satisfaction of the subscription agent that it is permitted to exercise your Subscription Rights under applicable law. If you do not follow these procedures by such time, your Subscription Rights will expire and will have no value. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, you should follow the instructions you receive from it, as described above.

No Board of Directors Recommendation

An investment in the Company’s common stock must be made according to your evaluation of your own best interests and after considering all of the information herein, including the section titled “Risk Factors” beginning on page 23 of this prospectus. Neither we nor our board of directors are making any recommendation regarding whether you should exercise your Subscription Rights.

Purchase Commitments

Robert W. Duggan, our Executive Chairman, Chief Executive Officer, and the beneficial owner of approximately 81.8% of our outstanding common stock prior to this Rights Offering, and Dr. Mahkam Zanganeh, our co-Chief Executive officer, President, a member of our Board of Directors, and the beneficial owner of approximately 6.3% of our issued and outstanding common stock prior to this Rights Offering, have each indicated that they intend to participate in the Rights Offering and subscribe for at least the full amount of their Basic Subscription Rights, but have not made any formal binding commitment to participate.

Shares of Common Stock Outstanding After the Rights Offering

The number of shares of our common stock that will be outstanding after the Rights Offering will depend on the number of shares of common stock that are purchased in the Rights Offering. Assuming no additional shares of common stock are issued by us prior to consummation of the Rights Offering and assuming all offered shares of common stock are sold in the Rights Offering at the Initial Price, we will issue approximately 476,190,476 shares of common stock. In that case, we will have approximately 687,231,942 shares of common stock outstanding after the Rights Offering. This would represent an increase of approximately 226% in the number of outstanding shares of common stock. To the extent that the Alternate Price is lower than the Initial Price, we will sell additional shares of common stock in the Rights Offering, and the number of shares of common stock outstanding after the Rights Offering will accordingly be higher.

Fees and Expenses

Neither we, nor the subscription agent, will charge a brokerage commission or a fee to Subscription Rights holders for exercising their rights. However, if you exercise your Subscription Rights through a custodian bank, broker, dealer or nominee, you will be responsible for any fees charged by your custodian bank, broker, dealer or nominee.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your Subscription Rights or requests for additional copies of this document or any document mentioned herein, you should contact the subscription agent at the address and telephone number set forth above under “— Delivery of Subscription Materials and Payment.”

No “Going Private” Transaction

The Rights Offering is not a transaction or series of transactions which has either a reasonable likelihood or a purpose of producing a “going private effect” as specified in Rule 13e-3 of the Exchange Act. Given the structure of the Rights Offering, as described in this prospectus, the Company will continue to be registered pursuant to Section 12 of the Exchange Act and intends to remain listed on the Nasdaq Global Market following completion of the Rights Offering.

Other Matters

The Company is not making the Rights Offering in any state or other jurisdiction in which it is unlawful to do so, nor is the Company distributing or accepting any offers to purchase any of our securities from Subscription Rights holders who are residents of those states or of other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the Subscription Rights. The Company may delay the commencement of the Rights Offering in those states or other jurisdictions, or change the terms of the Rights Offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, the Company also has the discretion to delay allocation and distribution of any securities you may elect to purchase by exercise of your Subscription Rights in order to comply with state securities laws. The Company may decline to make modifications to the terms of the Rights Offering requested by those states or other jurisdictions, in which case, if you are a resident in one of those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the Subscription Rights you will not be eligible to participate in the Rights Offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations, and does not address any tax consequences arising under any state, local or non-U.S. tax laws or any other U.S. federal tax laws, including the U.S. federal estate or gift tax laws. This discussion applies only to holders who are U.S. persons (as defined below) and does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Code, including, without limitation, holders who are dealers in securities or non-U.S. currency, non-U.S. persons, certain former citizens or long-term residents of the United States, insurance companies, tax-exempt organizations, banks, financial institutions or broker-dealers, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or holders who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

This summary is of a general nature only and is not intended to constitute a complete analysis of all tax consequences relating to the receipt, exercise and expiration of the Subscription Rights, and the ownership and disposition of our common stock. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. This discussion neither binds nor precludes the Internal Revenue Service (“IRS”) from adopting a position contrary to, or otherwise challenging, the positions addressed in this prospectus, and we cannot assure you that such a contrary position will not be asserted successfully by the IRS or adopted by a court if the position or matter was litigated. We have not sought, and will not seek, either (i) a ruling from the IRS or (ii) an opinion from legal counsel, in either instance regarding the tax considerations discussed herein. Holders should consult their own tax advisors as to the tax consequences in their particular circumstances.

For purposes of this discussion, a “U.S. person” means a beneficial owner of Subscription Rights that is:

•	An individual who is a citizen or resident of the United States;
•	A corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States, any state thereof or the District of Columbia;
•	An estate whose income is subject to U.S. federal income tax regardless of its source; or
•	A trust (i) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations promulgated under the Code (“Treasury Regulations”) to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the Subscription Rights or holds the stock received upon exercise of the Subscription Right, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner and the partnership are urged to consult their own tax advisors as to the U.S. federal income tax consequences of receiving the Subscription Rights and exercising (or allowing to expire) the Subscription Rights.

This discussion does not describe all of the tax considerations which may be relevant to a particular holder’s ownership of the shares of common stock received upon exercise of the Basic Subscription Rights or the Over-Subscription Rights.

EACH HOLDER OF SHARES OF OUR COMMON STOCK IS STRONGLY URGED TO CONSULT SUCH HOLDER’S OWN TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT AND EXERCISE OF THE SUBSCRIPTION RIGHTS, AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

U.S. Federal Income Tax Considerations Applicable to the Receipt of Subscription Rights

Receipt of Subscription Rights

Under section 61(a)(3) of the Code, gross income includes “gains derived from dealings in property.” Under section 301 of the Code, “a distribution of property… made by a corporation to its stockholder with respect to its stock” is taxable as gross income to the extent that the distribution is made out of the corporation’s current or accumulated earnings and profits. If at the time of the distribution the corporation does not have current or accumulated earnings and profits, then the amount of the distribution is applied first as a reduction in the stockholder’s basis in its stock; the amount of any distribution in excess of the stockholder’s basis is treated as a capital gain from the sale or exchange of property.

Code section 305(a), however, provides that gross income does not include “the amount of any distribution of the stock of a corporation made by such corporation to its stockholders with respect to its stock.” For purposes of Code section 305, “stock” is defined in Code section 305(d)(1) to include rights to acquire such stock.

The general rule set forth in Code section 305(a) regarding nonrecognition is subject to certain exceptions, including if receipt by a holder of Subscription Rights is part of a “disproportionate distribution” as set forth in Code section 305(b)(2). A “disproportionate distribution” is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some holders and an increase in the proportionate interest of other holders in our assets or earnings and profits. During the last 36 months, we have made a distribution of Subscription Rights to holders of our common stock. Our common stock was then and is now our sole outstanding class of stock, and we have no current intention of issuing another class of stock or convertible debt. The fact that we have made a prior distribution of Subscription Rights within the last 36 months means that the 36-month safe harbor rule set forth in the Treasury Regulations will not apply and, therefore, the distribution of Subscription Rights will not be presumed to not result in the receipt of cash or property by some stockholders and an increase in the proportionate interest of other stockholders. We also have outstanding options (issued as equity awards) which could cause, under certain circumstances that cannot be predicted currently, the receipt of Subscription Rights pursuant to this Rights Offering to be part of a disproportionate distribution. The Company believes that the distribution of Subscription Rights in this Rights Offering is not likely to constitute an increase in the proportionate interest of some stockholders in the assets or earnings and profits of the Company for purposes of Code section 305(b)(2) based on the fact that all of our stockholders will receive rights in the Rights Offering based upon their respective ownership of our common stock. The Company also intends to take the position that the outstanding options (issued as equity awards) and their potential exercise do not cause the Subscription Rights issued pursuant to this Rights Offering to be part of a disproportionate distribution, but there can be no assurances in this regard.

Our position regarding the tax-free treatment of the receipt of Subscription Rights in this Rights Offering is not binding on the IRS or the courts, and there can be no assurance that the IRS or any applicable court would agree. If this position were finally determined to be incorrect, whether on the basis that the issuance of the subscriptions rights is a “disproportionate distribution” or otherwise, the fair market value of the Subscription Rights would be taxable to holders of our common stock as a dividend on the date of the distribution to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent of the holder’s basis in shares of our common stock and thereafter as capital gain. Although no assurance can be given, it is anticipated that we will not have current and accumulated earnings and profits through the end of 2022.

The following discussion assumes that the receipt by a holder of Subscription Rights with respect to such holder’s common stock pursuant to this Rights Offering is non-taxable for U.S. federal income tax purposes.

Tax Basis in the Subscription Rights

A holder’s tax basis in its Subscription Rights will depend on the relative fair market value of the Subscription Rights received by such holder and the common stock owned by such holder at the time the Subscription Rights are distributed. If either (i) the fair market value of the Subscription Rights on the date such Subscription Rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the Subscription Rights are received or (ii) the holder elects, in its U.S. federal income tax return for the taxable year in which the Subscription Rights are received, to allocate part of its tax basis in such common stock to the Subscription Rights, then upon exercise of the Subscription Rights (and upon exercise, between the old stock and the stock received upon the exercise of the rights), the holder’s tax basis in the common stock will be allocated between the common stock and the Subscription Rights in proportion to their respective fair market values on the date the Subscription Rights are distributed. If the Subscription Rights received by a holder have a fair market value that is less than 15% of the fair market value of the common stock owned by such holder at the time the Subscription Rights are distributed, the holder’s tax basis in its Subscription Rights will be zero unless the holder elects to allocate its adjusted tax basis in the common stock owned by such holder in the manner described in the previous sentence. The fair market value of the Subscription Rights on the date the Subscription Rights are received is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the Subscription Rights as of that date. Therefore, you should consult with your tax advisor to determine the proper allocation of basis between the Subscription Rights and the shares of common stock with respect to which the Subscription Rights are received.

Expiration of Subscription Rights

A holder that allows the Subscription Rights received in the Rights Offering to expire will not recognize any gain or loss, and the tax basis in the common stock owned by such holder with respect to which such Subscription Rights were distributed will be equal to the tax basis in such common stock immediately before the receipt of the Subscription Rights in the Rights Offering.

Exercise of Subscription Rights and Holding Period

A holder will not recognize any gain or loss upon the exercise of the Subscription Rights received in the Rights Offering. The tax basis in the common stock acquired through exercise of the Subscription Rights will equal the sum of the Subscription Price for the common stock and the holder’s tax basis, if any, allocated to the rights as described above. The holding period for the common stock acquired through exercise of the Subscription Rights will begin on the date the Subscription Rights are exercised. Holders who exercise Subscription Rights after disposing of all of the shares of the common stock owned by such holder should consult with their own tax advisor regarding the allocation of tax basis.

U.S. Federal Income Tax Considerations Applicable to Our Common Shares

Distributions

Distributions with respect to shares of our common stock acquired upon exercise of Subscription Rights will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. The excess will generally be treated first as a return of capital to the extent of a holder’s adjusted tax basis in its shares of our common stock, and, thereafter, as capital gain.

Dividend income received by certain non-corporate holders with respect to shares of our common stock generally will be “qualified dividends” subject to preferential rates for U.S. federal income tax purposes, provided that the holder meets applicable holding period and other requirements. Subject to similar exceptions for short-term and hedged positions, dividend income on our shares of common stock paid to holders that are domestic corporations generally will potentially qualify for the dividends-received deduction.

Dispositions

A holder which sells or otherwise disposes of shares of common stock acquired upon exercise of Subscription Rights in a taxable transaction generally will recognize capital gain or loss equal to the difference between the amount realized and such holder’s adjusted tax basis in the shares. Such capital gain or loss will be long-term capital gain or loss if a holder’s holding period for such shares is more than one year at the time of disposition. Long-term capital gain of a non-corporate holder is generally taxed at preferential U.S. income tax rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

U.S. backup withholding (currently at a rate of 24%) is imposed upon certain distributions (or deemed distributions) to persons who fail (or are unable) to furnish the information required pursuant to U.S. information reporting requirements. Distributions (or deemed distributions or similar transactions) to a holder will generally be exempt from backup withholding, provided the holder meets applicable certification requirements, including (i) providing us with such holder’s U.S. taxpayer identification number (e.g., an individual’s social security number or individual taxpayer identification number, or an entity’s employer identification number, each a “TIN”) or (ii) otherwise establishing an exemption (e.g., an exemption from backup withholding as a corporate payee), in each instance on a properly completed IRS Form W-9, certifying under penalties of perjury that, among others, such TIN or exemption is correct, together with such other certifications as may be required by law.

Backup withholding does not represent an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules will generally be allowed as a credit against such holder’s U.S. federal income tax liability, and may entitle such holder to a refund, provided the required information and returns are timely furnished by such holder to the IRS.

AS INDICATED ABOVE, THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND SHOULD NOT BE VIEWED AS COMPLETE OR COMPREHENSIVE TAX ADVICE. HOLDERS RECEIVING A DISTRIBUTION OF STOCK RIGHTS CONTEMPLATED IN THIS RIGHTS OFFERING AND HOLDERS CONSIDERING THE PURCHASE OF OUR COMMON STOCK BY EXERCISING SUCH STOCK RIGHTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. LAWS TO THEM.

PLAN OF DISTRIBUTION

We are distributing rights certificates and copies of this prospectus to those persons who were holders of our common stock on [●], the Record Date for the Rights Offering, following the effective date of the registration statement of which this prospectus forms a part. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights in the Rights Offering and no commissions, fees or discounts will be paid in connection with the Rights Offering. While certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation, and will not register with the SEC as brokers in reliance on certain safe harbor provisions contained in Rule 3a4-1 under the Exchange Act.

Delivery of Subscription Rights

As soon as practicable after the Record Date for the Rights Offering, we will distribute the rights, rights certificates and copies of this prospectus to individuals who owned shares of common stock on 4:00 p.m., Eastern Time, on [●]. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, and subscription payment to the subscription agent, Broadridge Corporate Issuer Solutions, Inc., at the following address. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to the Company.

By Mail: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	By Overnight Delivery: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

In the event that the Rights Offering is not fully subscribed, holders of rights who exercise all of their rights pursuant to their Basic Subscription Right will have the opportunity to subscribe for additional shares of common stock pursuant to the Over-Subscription Right. See further the section titled “The Rights Offering” beginning on page 40.

We have not agreed to enter into any standby or other arrangement to purchase or sell any rights or any of our securities. Robert W. Duggan, our Executive Chairman, Chief Executive Officer, and the beneficial owner of approximately 81.8% of our outstanding common stock prior to this Rights Offering, and Dr. Mahkam Zanganeh, our co-Chief Executive Officer, President, a member of our Board of Directors, and the beneficial owner of approximately 6.% of our issued and outstanding common stock prior to this Rights Offering, have each indicated that they intend to participate in the Rights Offering and subscribe for at least the full amount of their Basic Subscription Rights, but have not made any formal binding commitment to participate.

We have not entered into any agreements regarding stabilization activities with respect to our securities. If you have any questions, you should contact the information agent at Broadridge Corporate Issuer Solutions, Inc., Attn: BCIS Re-Reorganization Dept., P.O. Box 1317, Brentwood, NY 11717-0718, by telephone at 1-855-793-5068 or by email at shareholder@broadridge.com. We have agreed to pay Broadridge Corporate Issuer Solutions, Inc. a fee plus certain expenses, which we estimate will total approximately $50,000. We estimate that our total expenses in connection with the Rights Offering will be approximately $500,000.

Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

LEGAL MATTERS

Baker & Hostetler, LLP will pass upon the validity of any securities we offer by this prospectus.

EXPERTS

The financial statements as of and for the year ended December 31, 2021 incorporated by reference in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2021 have been so incorporated in reliance on the report  (which contains an emphasis of matter paragraph related to the Company’s requirement for additional financing to fund future operations and management’s plans as described in Note 3 to the consolidated financial statements) of PricewaterhouseCoopers LLP (a Delaware limited liability partnership), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of and for the year ended December 31, 2020 incorporated by reference in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (a United Kingdom entity), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except any information that is superseded by information that is included in a document subsequently filed with the SEC.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of this prospectus until the termination of an offering of securities, except that we are not incorporating by reference any information furnished (and not filed) with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed on March 17, 2022 (except for the consolidated financial statements on pages 91 through 127);

●	The Annual Report on Form 10-K/A for the fiscal year ended December 31, 2021, as filed on December 21, 2022;

●	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022, and September 30, 2022;

●	Our Current Reports on Form 8-K filed on January 12, 2022, January 25, 2022, February 9, 2022, March 11, 2022, June 1, 2022, June 22, 2022, June 22, 2022, July 14, 2022; July 18, 2022, July 26, 2022, July 29, 2022, August 9, 2022, August 16, 2022, October 3, 2022, October 4, 2022, November 17, 2022, and December 6, 2022;

●	Our Definitive Proxy Statements on Schedule 14A filed on April 29, 2022 (only the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021) and December 13, 2022;

●	The description of the securities contained in our Current Report on Form 8-K dated September 18, 2020, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part hereof, except as so modified, and any statement so superseded will not be deemed to constitute a part hereof.

A copy of any document incorporated by reference in this prospectus may be obtained at no cost by writing or telephoning us at the following address and telephone number:

Summit Therapeutics Inc.

2882 Sand Hill Road, Suite 106

Menlo Park, CA 94025

Attention: Investor Relations

(617)-514-7149

We maintain a website at www.summittxinc.com. Information about us, including our reports filed with the SEC, is available through that site. Such reports are accessible at no charge through our website and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. Our website and the information contained on that website, or connected to that website, are not incorporated by reference in this prospectus.

You may read and copy any materials we file with the SEC at the SEC’s website mentioned under the heading “Where You Can Find More Information.” The information on the SEC’s website is not incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.summittxinc.com. The information contained in, or accessible through, our website, however, should not be considered a part of this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information included in the registration statement and the amendments, exhibits and schedules thereto, in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses, payable by the registrant in connection with the sale of its common stock being registered. All the amounts shown are estimates except the SEC registration fee.

Amount to be Paid
SEC Registration Fee	$55,100
Subscription and Information Agent Expenses	$16,000
Printing Expenses	$8,250
Accounting Fees and Expenses	$125,000
Legal Fees and Expenses	$200,000
Miscellaneous	$95,650
Total	$500,000

We are paying all expenses of the Rights Offering listed above. No portion of these expenses will be borne by our shareholders.

Item 14. Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The registrant’s Certificate of Incorporation provides that the registrant will indemnify each person who was or is a party or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that he or she is or was a director or officer of the registrant, or is or was serving at the registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by the DGCL. The registrant’s Certificate of Incorporation provides that any reasonable, documented, out-pocket expenses must be advanced to these indemnitees under certain circumstances.

The indemnification provisions contained in the registrant’s Certificate of Incorporation are not exclusive. In addition, the registrant has entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides that the registrant will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or executive officer, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the event that the registrant does not assume the defense of a claim against a director or executive officer, the registrant is required to advance his or her expenses in connection with his defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the registrant.

In addition, the registrant maintains standard policies of insurance under which coverage is provided to the registrant’s directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to the registrant with respect to payments which may be made by the registrant to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits.

Exhibit
No.	Description
3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36866), filed with the Securities and Exchange Commission on September 18, 2020)
3.2	Amendment to Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36866), filed with the Securities and Exchange Commission on July 29, 2022)
3.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-36866), filed with the Securities and Exchange Commission on September 18, 2020)
4.1*	Form of Subscription Rights Certificate
5.1*	Opinion of Baker & Hostetler LLP
10.1*†	Collaboration and License Agreement dated December 5, 2022 by and between Akeso, Inc. and its affiliates and Summit Therapeutics Sub, Inc.
23.1*	Consent of PricewaterhouseCoopers LLP, a Delaware limited liability partnership, and independent registered public accounting firm for the Registrant.
23.2*	Consent of PricewaterhouseCoopers LLP, a United Kingdom entity, and independent registered public accounting firm for the Registrant.
23.3*	Consent of Baker & Hostetler LLP (included in Exhibit 5.1 hereto)
24.1*	Powers of Attorney (included on signature page hereto)
99.1*	Form of Instructions As To Use of Non-Transferable Subscription Rights Certificates
99.2*	Form of Letter to Stockholders who are Record Holders
99.3*	Form of Letter to Brokers and other Nominee Holders
99.4*	Form of Letter to Clients of Brokers and other Nominee Holders
99.5*	Form of Nominee Holder Certification
99.6*	Form of Beneficial Owner Election Form
107*	Filing fee table

*	Filed herewith.
†	Portions of this exhibit have been omitted in compliance with Regulation S-K Item 601(b)(10)(iv) because the Registrant has determined that the information is not material and is the type that the Registrant treats as private or confidential.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)      to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)        Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)           That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8)          That, for the purposes of determining any liability under the Securities Act of 1933:

(i)        The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)       Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on December 21, 2022.

SUMMIT THERAPEUTICS INC.

By:	/s/ Robert W. Duggan
Name: Robert W. Duggan
Title: Chief Executive Officer; Executive Chairman

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert W. Duggan and Ankur Dhingra, and each of them singly, as the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution, for the undersigned in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as the undersigned might or could do in person, hereby and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agent, proxy and agent, or their substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Title	Date

/s/ Robert W. Duggan	Chief Executive Officer; Executive Chairman (Principal Executive Officer)	December 21, 2022
Robert W. Duggan

/s/ Ankur Dhingra	Chief Financial Officer (Principal Financial and Accounting Officer)	December 21, 2022
Ankur Dhingra

/s/ Dr. Mahkam Zanganeh	Co-Chief Executive Officer and President, Director	December 21, 2022
Dr. Mahkam Zanganeh

/s/ Kenneth A. Clark	Director	December 21, 2022
Kenneth A. Clark

/s/ Dr. Robert Booth	Director	December 21, 2022
Dr. Robert Booth

/s/ Ujwala Mahatme	Director	December 21, 2022
Ujwala Mahatme

/s/ Maneet S. Soni	Director	December 21, 2022
Manmeet S. Soni

/s/ Dr. Alessandra Cesano	Director	December 21, 2022
Dr. Alessandra Cesano